Exhibit 10.1

EXECUTION COPY
TERM CREDIT AGREEMENT
among
TEPPCO PARTNERS, L.P.,
as Borrower,
SUNTRUST BANK,
as Administrative Agent,
JPMORGAN CHASE BANK, N.A.,
as Syndication Agent,
and
THE LENDERS PARTY HERETO
dated as of December 21, 2007
SUNTRUST ROBINSON HUMPHREY, INC.
and
J. P. MORGAN SECURITIES INC.,
as Joint Lead Arrangers and Joint Bookrunners

i

SCHEDULES AND EXHIBITS

Schedule 2	—	Lenders and Commitments
Schedule 5	—	Closing Documents
Schedule 7.2	—	List of Companies and Significant Subsidiaries
Schedule 7.8	—	Litigation
Schedule 7.11	—	Employee Plan Matters
Schedule 7.12	—	Existing Debt
Schedule 7.13	—	Existing Liens
Schedule 7.15	—	Affiliate Transactions
Schedule 7.20	—	Restrictions on Distributions
Schedule 7.23	—	Environmental Matters

Exhibit A	—	Form of Master Term Note
Exhibit B	—	Form of Guaranty
Exhibit C-1	—	Form of Borrowing Request
Exhibit C-2	—	Form of Notice of Conversion
Exhibit C-3	—	Form of Compliance Certificate
Exhibit D	—	Forms of Opinions of Counsel
Exhibit E	—	Form of Assignment and Assumption Agreement

TERM CREDIT AGREEMENT
     THIS TERM CREDIT AGREEMENT (this “Agreement”) is entered into as of December 21, 2007, among TEPPCO PARTNERS, L.P., a Delaware limited partnership (the “Borrower”), the Lenders (defined below), SUNTRUST BANK, as the Administrative Agent for the Lenders (the “Administrative Agent”), and JPMORGAN CHASE BANK, N.A., as Syndication Agent for the Lenders (the “Syndication Agent”).
W I T N E S S E T H:
     WHEREAS, the Borrower has requested that the Lenders establish in favor of the Borrower a $1,000,000,000 multidraw term loan bridge facility, the proceeds of which are to be used for the repurchase, redemption or repayment of certain debt obligations of a Subsidiary of the Borrower, for repayment of amounts owing by the Borrower pursuant to its revolving credit facility, and for other general partnership purposes;
     WHEREAS, subject to the terms and conditions of this Agreement, the Lenders, to the extent of their respective Commitments as defined herein, are willing severally to establish the requested credit facility in favor of the Borrower;
     NOW, THEREFORE, for adequate and sufficient consideration, the Borrower, the Lenders, the Administrative Agent, and the Syndication Agent agree as follows:
ARTICLE I
DEFINITIONS AND TERMS
     SECTION 1.1. Definitions.
     As used in the Credit Documents:
     “Acquisition” by any Person means any transaction or series of transactions on or after the date hereof pursuant to which that Person directly or indirectly, whether in the form of a capital expenditure, an Investment, a merger, a consolidation or otherwise and whether through a solicitation of tender of Equity Interests, one or more negotiated block, market, private or other transactions, or any combination of the foregoing, purchases (a) all or substantially all of the business or assets of any other Person or operating division or business unit of any other Person, or (b) more than 25% of the Equity Interests in any other Person.
     “Adjusted Consolidated EBITDA” means for the Borrower and its Subsidiaries, for any period, the sum of (a) Consolidated EBITDA for such period plus (b) any Material Project EBITDA Adjustments for such period.
     “Administrative Agent” means, at any time, SunTrust Bank (or its successor appointed under Section 13.1), acting as administrative agent for the Lenders under the Credit Documents.

     “Affiliate” of a Person means any other individual or entity that directly or indirectly controls, is controlled by or is under common control with that Person. For purposes of this definition, (a) “control”, “controlled by” and “under common control with” mean possession, directly or indirectly, of power to direct or cause the direction of management or policies (whether through ownership of voting securities or other interests, by contract or otherwise), and (b) the General Partner and all of the Companies are Affiliates with each other.
     “Applicable Commitment Fee Rate” means, for any day, a fee payable on the unused amount of the Commitment of each Lender on such day, payable at the percentage rate (expressed in basis points) per annum set forth below in the columns identified as Level 1, Level 2, Level 3, Level 4 or Level 5 based on the Reference Rating in effect on such day. Any change in the Applicable Commitment Fee Rate resulting from a change in the Reference Rating shall be effective as of the date on which the applicable rating agency announces the applicable change in rating:

	LEVEL 1	LEVEL 2	LEVEL 3	LEVEL 4	LEVEL 5
		Reference	Reference	Reference
		Rating at	Rating at	Rating at
	Reference	least BBB+	least BBB by	least BBB-
	Rating	by S&P and	S&P and	by S&P and	Reference
	higher than	Baa1 by	Baa2 by	Baa3 by	Rating Lower
Basis for Pricing	Level 2	Moody’s	Moody’s	Moody’s	Than Level 4
Applicable Commitment Fee Rate	6.5	8.0	10.0	12.5	17.5
     “Agreement” is defined in the preamble to this Agreement.
     “Applicable Margin” means, for any LIBOR Rate Borrowing, on any date of determination, the percentage rate (expressed in basis points) per annum set forth below in the columns identified as Level 1, Level 2, Level 3, Level 4 or Level 5, based on the Reference Rating in effect on such date. Any change in the Applicable Margin resulting from a change in the Reference Rating shall be effective as of the date on which the applicable rating agency announces the applicable change in rating:

	LEVEL 1	LEVEL 2	LEVEL 3	LEVEL 4	LEVEL 5
		Reference	Reference	Reference
		Rating at	Rating at	Rating at
	Reference	least BBB+	least BBB by	least BBB-
	Rating	by S&P and	S&P and	by S&P and	Reference
	higher than	Baa1 by	Baa2 by	Baa3 by	Rating Lower
Basis for Pricing	Level 2	Moody’s	Moody’s	Moody’s	Than Level 4
Applicable Margin	37.5	45.0	55.0	72.5	85.0
     provided, however, the Applicable Margin set forth above shall be increased during certain periods as follows:
     (1) during the period from and including the Closing Date through December 31, 2007, the Applicable Margin shall be the amount shown above plus an additional 12.5 basis points per annum;
     (2) during the period from and including July 1, 2008 through September 30, 2008, the Applicable Margin shall be the amount shown above plus an additional 25.0 basis points per annum; and
     (3) during the period from and including October 1, 2008 through the Maturity Date, the Applicable Margin shall be the amount shown above plus an additional 50.0 basis points per annum.
     “Asset Disposition” shall mean the sale (including any lease, license, use agreement or similar arrangement that has the economic effect of a sale), transfer or other disposition (by way of merger or otherwise, including sales in connection with a sale and leaseback transaction, or as a result of any casualty or actual or threatened condemnation proceeding in respect of property) by the Borrower or any Subsidiary to any Person other than the Borrower or any Subsidiary, of (i) any Equity Interests in any Subsidiary or other Person, or (ii) any other assets of the Borrower or any Subsidiary (other than inventory, obsolete or worn out fixed assets, scrap, and cash equivalents, in each case disposed of in the ordinary course of business), except (a) sales, transfers or other dispositions in the ordinary course of business (it being understood that no sale, transfer or other disposition of any Equity Interests in any Subsidiary or all or any substantial part of the assets of any Subsidiary or any division or other business unit thereof shall be deemed to be in the ordinary course of business), and (b) sales, transfers or other dispositions for fair market value of any assets to the extent that the total value of the consideration received in respect of such assets are less than $25,000,000 in the aggregate for all such transactions. For avoidance of doubt, Permitted Liens (other than those arising pursuant to Securitization Transactions) do not constitute Asset Dispositions.
     “Assignee” is defined in Section 14.10(d).
     “Assignment” is defined in Section 14.10(d).

     “Base Rate” means, for any day, the greater of (a) the annual interest rate most recently announced by the Administrative Agent as its prime lending rate (which may not necessarily represent the lowest or best rate actually charged to any customer, as the Administrative Agent may make commercial loans or other loans at interest rates higher or lower than that prime lending rate) in effect at its principal office in Atlanta, Georgia, which rate may automatically increase or decrease without notice to the Borrower or any other Person, and (b) the sum of the Fed Funds Rate plus 0.5%.
     “Base Rate Borrowing” means a Borrowing bearing interest at the Base Rate.
     “Borrower” is defined in the preamble to this Agreement.
     “Borrowing” means any borrowing of Term Loans, whether as an original disbursement of funds or as a renewal, extension or continuation of any amounts outstanding.
     “Borrowing Date” means the Business Day requested by the Borrower for funding of Term Loans pursuant to Section 2.2.
     “Borrowing Request” means a request for a Borrowing pursuant to Section 2.2(a) substantially in the form of Exhibit C-1.
     “Business Day” means (a) for purposes of any LIBOR Rate Borrowing, a day on which commercial banks are open for international business in London, England, and (b) for all other purposes, any day other than Saturday, Sunday, and any other day on which commercial banks are authorized by Legal Requirement to be closed in Georgia or New York.
     “Capital Lease” means any capital lease or sublease that is required by GAAP to be capitalized on a balance sheet.
     “Centennial Guaranty” means the guaranty by the Borrower or any Subsidiary of the Borrower of certain Debt of Centennial Pipeline LLC in a principal amount not to exceed, at any one time outstanding, $75,000,000.
     “CERCLA” means the Comprehensive Environmental Response, Compensation and Liability Act of 1980, 42 U.S.C. §§9601 et seq.
     “Closing Date” means December 21, 2007.
     “Commercial Operation Date” means the date on which a Material Project is substantially complete and commercially operable.
     “Commitment” means, as the context may require, and at any time and for any Lender, the total of the amounts stated beside that Lender’s name under the columns captioned “Tranche A Commitment” and “Tranche B Commitment” on the most recently amended Schedule 2 (which amount is subject to reduction, termination, and cancellation as provided in this Agreement), to the extent such Commitments are then in effect as provided in this Agreement.
     “Commitment Fee” is defined in Section 4.1.
     “Commitment Letter” means, that certain commitment letter, dated December 12, 2007, executed by SunTrust Robinson Humphrey, Inc., SunTrust Bank, J. P. Morgan Securities Inc., and JPMorgan Chase Bank, N.A., and accepted by the Borrower.
     “Commitment Percentage” means, for any Lender and at any time, the proportion (stated as a percentage) that its Commitment bears to the total Commitments of all the Lenders.
     “Commitment Termination Date” means the earlier of (i) June 30, 2008, and (ii) the Maturity Date.
     “Company” means, at any time, each of the Borrower and any of its Subsidiaries, and “Companies” means, collectively, the Borrower and all of its Subsidiaries.
     “Compliance Certificate” means a certificate substantially in the form of Exhibit C-3 and signed by a Responsible Officer on behalf of the Borrower.
     “Consolidated EBITDA” means EBITDA of the Borrower and its consolidated Subsidiaries.
     “Consolidated Funded Debt” means Funded Debt of the Borrower and its Subsidiaries on a consolidated basis other than (i) Permitted Non-Recourse Debt of such Subsidiaries and (ii) Debt arising under the Centennial Guaranty.
     “Consolidated Net Tangible Assets” means, at the date of any determination thereof, the total amount of assets of the Borrower and its Subsidiaries after deducting therefrom: (a) all current liabilities, excluding (i) any current liabilities that by their terms are extendable or renewable at the option of the obligor thereon to a time more than 12 months after the time as of which the amount thereof is being computed and (ii) current maturities of long-term debt; (b) all reserves for depreciation and other asset valuation reserves but excluding reserves for deferred federal income taxes arising from accelerated depreciation or otherwise; (c) all goodwill, trade names, trademarks, patents, unamortized debt discount and expense and other like intangible assets carried as an asset; and (d) all appropriate adjustments on account of minority interests of other Persons holding common stock in any Subsidiary; all as set forth, or on a pro forma basis would be set forth, on a consolidated balance sheet of the Borrower and its Subsidiaries for their most recently completed fiscal quarter, prepared in accordance with GAAP.
     “Consolidated Net Worth” means as to any Person, at any date of determination, the sum of (i) such Person’s preferred stock (if any), (ii) par value of such Person’s common stock, (iii) capital in excess of par value of such Person’s common stock, (iv) such Person’s partners’ capital or equity, and (v) retained earnings, less treasury stock (if any), of such Person, all as determined on a consolidated basis.

     “Consolidated Total Capitalization” means the sum of (i) Consolidated Funded Debt and (ii) the Borrower’s Consolidated Net Worth.
     “Constituent Documents” means, for any Person, the documents for its formation and organization, which, for example, (a) for a corporation are its corporate charter and bylaws, (b) for a limited partnership are its certificate of limited partnership and partnership agreement, (c) for a limited liability company are its certificate of formation or organization and limited liability company agreement, and (d) for a trust is the trust agreement or indenture under which it is created.
     “Conversion Notice” means a request pursuant to Section 3.10, substantially in the form of Exhibit C-2.
     “Credit Documents” means (a) this Agreement, all certificates and reports delivered by or on behalf of any Company or the General Partner under this Agreement and all exhibits and schedules to this Agreement, (b) all agreements, documents and instruments in favor of the Administrative Agent or the Lenders (or the Administrative Agent on behalf of the Lenders) delivered by or on behalf of any Company or the General Partner in connection with or under this Agreement or otherwise delivered by or on behalf of any Company or the General Partner in connection with all or any part of the Obligations, and (c) all renewals, extensions and restatements of, and amendments and supplements to, any of the foregoing.
     “Current Financials” means, unless otherwise specified, either (a) the Borrower’s consolidated Financials for the year ended December 31, 2006, or (b) at any time after the Borrower’s annual consolidated Financials are first delivered under Section 8.1(a), the Borrower’s annual consolidated Financials then most recently delivered to the Lenders under Section 8.1(a), together with the Borrower’s quarterly consolidated Financials then most recently delivered to the Lenders under Section 8.1(b).
     “Debt” means, for any Person, at any time and without duplication, the sum of the following obligations of such Person and its consolidated Subsidiaries: (a) all Funded Debt, (b) all direct or contingent obligations in respect of letters of credit and (c) all guaranties, endorsements and other contingent obligations in respect of obligations of other Persons or entities of the nature described in clauses (a) and (b) above.
     “Debt Issuance” shall mean the issuance by the Borrower or any Subsidiary of any Debt other than (i) Debt arising under the Revolving Credit Agreement or this Agreement, (ii) Debt arising from borrowings solely between the Companies, (iii) Debt permitted pursuant to Sections 9.1(b) and 9.1(g), and (iv) other Debt in an aggregate amount not to exceed $25,000,000.
     “Debtor Laws” means the Bankruptcy Code of the United States of America and all other applicable liquidation, conservatorship, bankruptcy, moratorium, rearrangement, receivership, insolvency, re-organization, suspension of payments or similar Legal Requirements affecting creditors’ Rights.

     “Default Percentage” means, for any Lender and at any time, the proportion (stated as a percentage) that the aggregate principal amount of Borrowings owed to it bears to the aggregate principal amount of Borrowings owed all the Lenders.
     “Default Rate” means, for any day, an annual interest rate equal from day to day to the lesser of (a) the sum of the rate of interest applicable to Base Rate Borrowings plus 2%, and (b) the Maximum Rate.
     “Diluted Value” means, with respect to any assets of the Borrower, the Fair Market Value of such assets, and, with respect to any assets of any other Person, the Fair Market Value of such assets multiplied by the percentage of the Equity Interests held directly or indirectly by the Borrower in such Person.
     “Distribution” means, with respect to any Equity Interests issued by a Person (a) the retirement, redemption, purchase or other acquisition for value of those Equity Interests, (b) the declaration or payment of any dividend on or with respect to those Equity Interests, (c) any Investment by that Person in the holder of any of those Equity Interests, and (d) any other payment by that Person with respect to those Equity Interests.
     “EBITDA” means, for any Person and its consolidated Subsidiaries and for any period, the sum of, without duplication, (i) Net Income of such Person and its consolidated Subsidiaries (other than any Excluded Subsidiary of such Person) for such period plus (ii) to the extent deducted in determining Net Income of such Person and its consolidated Subsidiaries for such period, Interest Expense, Tax Expense, depreciation and amortization, in each case, of such Person and its consolidated Subsidiaries (other than any Excluded Subsidiary of such Person) for such period. For purposes of calculating EBITDA hereunder, EBITDA shall exclude the equity earnings of any other Person in which the Borrower or one of its consolidated Subsidiaries (other than any Excluded Subsidiary of such Person) has a joint interest with a third party (which interest does not cause such Person to be consolidated with the Borrower) and include the amount of dividends or distributions actually paid by such Person to the Borrower or one of its consolidated Subsidiaries (other than any Excluded Subsidiary of such Person).
     “Employee Plan” means any employee pension benefit plan covered by Title IV of ERISA and established or maintained by any Company or any ERISA Affiliate (other than a Multiemployer Plan).
     “Environmental Law” means any applicable Legal Requirement that relates to protection of the environment or to the regulation of any Hazardous Substances, including CERCLA, the Hazardous Materials Transportation Act (49 U.S.C. § 1801 et seq.), the Resource Conservation and Recovery Act (42 U.S.C. § 6901 et seq.), the Clean Water Act (33 U.S.C. § 1251 et seq.), the Clean Air Act (42 U.S.C. § 7401 et seq.), the Toxic Substances Control Act (15 U.S.C. § 2601 et seq.), the Federal Insecticide, Fungicide, and Rodenticide Act (7 U.S.C. § 136 et seq.), the Emergency Planning and Community Right-to-Know Act (42 U.S.C. § 11001 et seq.), the Safe Drinking Water Act (42 U.S.C. § 201 and § 300f et seq.), the Rivers and Harbors Act (33 U.S.C. § 401 et

seq.), the Oil Pollution Act (33 U.S.C. § 2701 et seq.), analogous state and local Legal Requirements, and any analogous future enacted or adopted Legal Requirement.
     “Environmental Liability” means any liability, loss, fine, penalty, charge, lien, damage, cost or expense of any kind to the extent that it results (a) from the violation of any Environmental Law, (b) from the Release or threatened Release of any Hazardous Substance, or (c) from actual or threatened damages to natural resources.
     “Environmental Permit” means any permit or license from any Person defined in clause (a) of the definition of Governmental Authority that is required under any Environmental Law for the lawful conduct of any business, process or other activity.
     “Equity Event” means (a) the contribution in cash of capital (x) to the Borrower by any Person or (y) to any Significant Subsidiary (other than an Excluded Subsidiary) by any Person other than the Borrower or a Wholly-Owned Subsidiary of the Borrower, or (b) any issuance of Equity Interests (x) by the Borrower to any Person or (y) by any Significant Subsidiary (other than an Excluded Subsidiary) to any Person other than the Borrower or a Wholly-Owned Subsidiary of the Borrower; provided, however, that no such cash contributions or issuances of Equity Interests pursuant to the Borrower’s dividend reinvestment plan, or the Borrower’s unit purchase plan for directors and employees, or other compensation plans for directors or employees shall constitute an Equity Event as provided herein.
     “Equity Interests” means, (a) with respect to a corporation, shares of capital stock of such corporation or any other interest convertible or exchangeable into any such interest, (b) with respect to a limited liability company, a membership interest in such company, (c) with respect to a partnership, a partnership interest in such partnership, and (d) with respect to any other Person, an interest in such Person analogous to interests described in clauses (a) through (c).
     “ERISA” means the Employee Retirement Income Security Act of 1974.
     “ERISA Affiliate” means any Person that, for purposes of Title IV of ERISA, is a member of any Company’s controlled group or is under common control with any Company within the meaning of Section 414 of the IRC.
     “ERISA Event” means (a) the failure by any Employee Plan to satisfy the minimum funding standard under Section 302 of ERISA or Section 412 of the IRC, whether or not waived, or the filing pursuant to Section 412(d) of the IRC (Section 412(c) of the IRC for Employee Plan years beginning after December 31, 2007) of an application for a waiver of the minimum funding standard with respect to any Employee Plan, (b) any Company or any ERISA Affiliate has incurred liability, except for liabilities for premiums that have been paid or that are not past due, under ERISA to the PBGC in connection with any Employee Plan, (c) any Company or any ERISA Affiliate has withdrawn in whole or in part from participation in a Multiemployer Plan in a manner that has given rise to a withdrawal liability under Title IV of ERISA, (d) the Borrower or any ERISA Affiliate has engaged in any “prohibited transaction” (as defined in Section

     406 of ERISA or Section 4975 of the IRC), (e) a “reportable event” (as defined in Section 4043 of ERISA) has occurred excluding events for which the notice requirement is waived under applicable PBGC regulations, (f) any Lien in favor of the PBGC or any Employee Plan exists on the assets of any Company or any ERISA Affiliate or any security is provided to an Employee Plan by any Company or any ERISA Affiliate under Sections 306 or 307 of ERISA, (g) any Employee Plan subject to ERISA and the IRC is not in compliance in all material respects, both in form and operation, with ERISA and the IRC, (h) any Multiemployer Plan subject to the IRC is in reorganization within the meaning of Section 418 of the IRC or (i) any Employee Plan has been terminated in a distress termination under Section 4041(c) of ERISA.
     “Event of Default” is defined in Article XI.
     “Excluded Subsidiary” means, for any Person (the “first Person”), any other Person (the “second Person”) in which the first Person owns Equity Interests and where the second Person (a) has no Funded Debt other than Permitted Non-Recourse Debt and (b) the sole purpose of which is to engage in the acquisition, construction, development and/or operation activities financed or refinanced with such Permitted Non-Recourse Debt.
     “Fair Market Value” means, with respect to any Equity Interest or other property or asset, the price obtainable for such Equity Interest or other property or asset in an arm’s-length sale between an informed and willing purchaser under no compulsion to purchase and an informed and willing seller under no compulsion to sell.
     “FASB” means the United States Financial Accounting Standards Board.
     “Fed Funds Rate” means, for any day, the annual rate (rounded upwards, if necessary, to the nearest 0.01%) determined (which determination is conclusive and binding, absent manifest error) by the Administrative Agent to be equal to (a) the weighted average of the rates on overnight federal funds transactions with member banks of the Federal Reserve System arranged by federal funds brokers on that day (or, if such day is not a Business Day, then on the immediately preceding Business Day), as published by the Federal Reserve Bank of New York on the next Business Day, or (b) if those rates are not published for any such day, the average of the quotations at approximately 10:00 a.m. received by the Administrative Agent from three federal funds brokers of recognized standing selected by the Administrative Agent in its sole discretion.
     “Fee Letter” means that certain fee letter, dated December 12, 2007, executed by SunTrust Robinson Humphrey, Inc. and SunTrust Bank and accepted by the Borrower.
     “Financials” of a Person means balance sheets, profit and loss statements, reconciliations of capital and surplus and statements of cash flow of such Person prepared (a) according to GAAP (subject to year-end audit adjustments with respect to interim Financials) and (b) except as stated in Section 1.4, in comparative form to prior year-end figures or corresponding periods of the preceding fiscal year or other relevant period, as applicable.
     “Funded Debt” means, for any Person at any time, and without duplication, the sum of the following for such Person and its consolidated Subsidiaries: (a) the unpaid principal amount or component of all obligations for borrowed money, (b) the unpaid principal amount or component of all obligations evidenced by bonds, debentures, notes or similar instruments, (c) the unpaid principal amount or component of all obligations to pay the deferred purchase price of property or services except trade accounts payable arising in the ordinary course of business, (d) in respect of all obligations that are secured (or for which the holder of any such obligation has an existing Right, contingent or otherwise, to be so secured) by any Lien on property owned or acquired by that Person, the lesser of (x) the unpaid amount of all of those obligations from time to time outstanding and (y) the Fair Market Value of the property securing all of those obligations, liabilities secured (or for which the holder of such obligations has an existing Right, contingent or otherwise, to be so secured) by any Lien existing on property owned or acquired by that Person, (e) the unpaid principal amount or component of all Capital Lease obligations, (f) the unpaid principal amount or component of all obligations under synthetic leases, (g) the unpaid principal amount or component of all obligations arising under any Securitization Transaction or other acceptance facilities or facilities for the discount or sale of accounts receivable (excluding any obligations owing from any Company to any Securitization Subsidiary in connection with any Securitization Transaction pursuant to which transfers of accounts receivable are considered a sale under GAAP, and indemnification recourse or repurchase obligations thereunder as are reasonable given market standards for transactions of similar types), which are liquidated and not contingent in amount, and (h) the unpaid principal amount or component of all guaranties, endorsements, and other contingent obligations in respect of obligations of other Persons (other than, with respect to a Company, any other Company) of the nature described in clauses (a) through (g) above.
     “Funding Loss” means any loss, expense or reduction in yield (but not any Applicable Margin) that any Lender reasonably incurs because (i) the Borrower fails or refuses (for any reason whatsoever other than a default by the Administrative Agent or the Lender claiming that loss, expense or reduction in yield) to take any Borrowing or convert a Borrowing that it has requested, or given notice for, under this Agreement, or (ii) the Borrower voluntarily or involuntarily prepays or pays any LIBOR Rate Borrowing or converts any LIBOR Rate Borrowing to a Borrowing of another Type, in each case, other than on the last day of the applicable Interest Period. The amount of any Funding Loss shall be determined by the relevant Lender to be the excess, if any, of (A) the amount of interest that would have accrued on the principal amount of such Borrowing had such event not occurred, at the LIBOR Rate, for the period from the date of such event to the last day of the then current Interest Period (or, in the case of a failure to borrow, convert or continue, for the period that would have been the Interest Period for that Borrowing), over (B) the amount of interest that would accrue on such principal amount for such period at the interest rate that such Lender would bid (were it to bid), at the commencement of such period, for dollar deposits of a comparable amount and period from other banks in the London interbank market.

     “GAAP” means generally accepted accounting principles of the Accounting Principles Board of the American Institute of Certified Public Accountants and the FASB that are applicable from time to time.
     “General Partner” means Texas Eastern or any other Person that serves as the general partner of the Borrower without causing the occurrence of a Potential Default or an Event of Default under Section 11.7(b).
     “Governmental Authority” means any (a) local, state, territorial, federal or foreign judicial, executive, regulatory, administrative, legislative or governmental agency, board, bureau, commission, department or other instrumentality, (b) private arbitration board or panel or (c) central bank.
     “Guarantor” means each Person delivering a Guaranty as required by Article VI.
     “Guaranty” means a guaranty substantially in the form of Exhibit B.
     “Hazardous Substance” means any substance that is designated, defined, classified or regulated as a hazardous waste, hazardous material, pollutant, contaminant, explosive, corrosive, flammable, infectious, carcinogenic, mutagenic, radioactive or toxic or hazardous substance under any Environmental Law, including, without limitation, any hazardous substance within the meaning of § 101(14) of CERCLA.
     “Hedging Agreement” means any swap, cap or collar arrangement or any other derivative product customarily offered by banks or other institutions to their customers in order to manage the exposure of such customers to interest rate fluctuations or commodity price fluctuations.
     “Hybrid Securities” means any trust preferred securities, or deferrable interest subordinated debt with a maturity of at least 20 years, which provides for the optional or mandatory deferral of interest or distributions, issued by the Borrower, or any business trusts, limited liability companies, limited partnerships or similar entities (i) substantially all of the common equity, general partner or similar interests of which are owned (either directly or indirectly through one or more wholly owned Subsidiaries) at all times by the Borrower or any of its Subsidiaries, (ii) that have been formed for the purpose of issuing hybrid securities or deferrable interest subordinated debt, and (iii) substantially all the assets of which consist of (A) subordinated debt of the Borrower or a Subsidiary of the Borrower, and (B) payments made from time to time on the subordinated debt.
     “Interest Expense” means, for any Person and its consolidated Subsidiaries and for any period, all interest expense (including (i) all amortization of debt discount and expenses and reported interest and (ii) the interest component attributable to the Funded Debt component of Securitization Transactions) on all Funded Debt of such Person and its consolidated Subsidiaries during such period.
     “Interest Period” is defined in Section 3.9.

     “Investment” means, in respect of any Person, any loan, advance, extension of credit or capital contribution to that Person, any other investment in that Person, or any purchase or commitment to purchase any Equity Interest or Debt issued by that Person or substantially all of the assets or a division or other business unit of that Person. The term “Investment”, however, does not include any extension of trade debt in the ordinary course of business or, as a result of collection efforts, the receipt of any equity in or property of a Person.
     “IRC” means the Internal Revenue Code of 1986.
     “Jonah-Enterprise Transactions” means the sale, dilution, transfer or other distribution of up to a 40% partnership interest in Jonah Gas to Enterprise Products Operating LLC or its affiliates (other than the Borrower or any other Company) pursuant to the terms of the Jonah Expansion Agreement.
     “Jonah Expansion Agreement” means the agreement between the Borrower and Enterprise Products Operating LLC with respect to the Jonah-Enterprise Transactions, as is more fully set forth in that certain Letter of Intent dated February 13, 2006, between the Borrower and Enterprise Products Operating L.P.
     “Jonah Gas” means the Jonah Gas Gathering Company, a Wyoming general partnership.
     “Legal Requirements” means all applicable statutes, laws, treaties, ordinances, rules, regulations, orders, writs, injunctions, decrees, judgments, opinions and interpretations of any Governmental Authority.
     “Lender” means (a) each financial institution (including, without limitation, SunTrust Bank, in its capacity as a Lender, in respect of its Commitment) initially named on Schedule 2, and (b) each Assignee pursuant to Section 14.10(d).
     “LIBOR Rate” means, for a LIBOR Rate Borrowing and its Interest Period, the quotient of (a) the annual interest rate for deposits in United States dollars of amounts equal or comparable to the principal amount of that LIBOR Rate Borrowing offered for a term comparable to that Interest Period, which rate appears on the Reuters Screen LIBOR 01 Page as of 11:00 a.m. (London, England time) two Business Days before the beginning of that Interest Period or, if no such offered rates appear on such page, then the rate used for that Interest Period shall be the arithmetic average (rounded upwards, if necessary, to the next higher 0.001%) of the rates offered to the Administrative Agent by not less than two major banks in New York, New York at approximately 10:00 a.m. (Atlanta, Georgia time) two Business Days before the beginning of that Interest Period for deposits in United States dollars in the London interbank market of the principal amount of that LIBOR Rate Borrowing offered for a term comparable to that Interest Period, divided by (b) a number equal to 1.00 minus the LIBOR Reserve Percentage. The rate so determined in accordance herewith shall be rounded upwards to the nearest multiple of 0.001%, and the term Reuters Screen LIBOR 01 Page means the display so designated on the Reuters Service (or such other page as may replace the Reuters Screen

LIBOR 01 Page on that service or another service as may be nominated by the British Bankers’ Association as the information vendor for the purpose of displaying British Bankers’ Association Interest Settlement Rates for United States dollars).
     “LIBOR Rate Borrowing” means a Borrowing bearing interest at the sum of the LIBOR Rate plus the Applicable Margin.
     “LIBOR Reserve Percentage” means, for any Interest Period with respect to a LIBOR Rate Borrowing, the reserve percentage applicable to that Interest Period (or, if more than one such percentage shall be so applicable, then the daily average of such percentages for those days in that Interest Period during which any such percentage shall be applicable) under regulations issued from time to time by the Board of Governors of the Federal Reserve System (or any successor) for determining the maximum reserve requirement (including any emergency, supplemental or other marginal reserve requirement) for the Lenders with respect to liabilities or assets consisting of or including “eurocurrency liabilities” (as defined in Regulation D of the Board of Governors of the Federal Reserve System, as in effect from time to time) having a term equal to that Interest Period.
     “Lien” means any lien, mortgage, security interest, pledge, assignment, charge, title retention agreement or encumbrance of any kind and any other arrangement for a creditor’s claim to be satisfied from assets or proceeds prior to the claims of other creditors or the owners (other than title of the lessor under an operating lease).
     “Litigation” means any action by or before any Governmental Authority.
     “Margin Regulations” means Regulations T, U and X of the Board of Governors of the Federal Reserve System, as amended.
     “Material Adverse Event” means any circumstance or event that, individually or collectively, is, or is reasonably expected to result in, any (a) material impairment of (i) the ability of the Borrower or any other Company to perform any of their respective payment or other material obligations under any Credit Document, or (ii) the ability of the Administrative Agent or any Lender to enforce any of those obligations or any of their respective Rights under the Credit Documents (other than as a result of its own act or omission), (b) material and adverse effect on the financial condition of the Borrower and its Subsidiaries, taken as a whole, as represented to the Lenders in the most recently delivered Current Financials, or (c) Event of Default or Potential Default.
     “Material Project” means the construction or expansion of any capital project of the Borrower or any of its Subsidiaries, the aggregate capital cost of which exceeds $25,000,000.
     “Material Project EBITDA Adjustments” means, with respect to each Material Project:

     (A) prior to the Commercial Operation Date of a Material Project (but including the fiscal quarter in which such Commercial Operation Date occurs), a percentage (based on the then-current completion percentage of such Material Project) of an amount to be approved by the Administrative Agent as the projected Consolidated EBITDA of Borrower and its Subsidiaries attributable to such Material Project for the first 12-month period following the scheduled Commercial Operation Date of such Material Project (such amount to be determined based on customer contracts or tariff-based customers relating to such Material Project, the creditworthiness of the other parties to such contracts or such tariff-based customers, and projected revenues from such contracts, tariffs, capital costs and expenses, scheduled Commercial Operation Date, oil and gas reserve and production estimates, commodity price assumptions and other factors deemed appropriate by Administrative Agent), which may, at the Borrower’s option, be added to actual Consolidated EBITDA for the Borrower and its Subsidiaries for the fiscal quarter in which construction of such Material Project commences and for each fiscal quarter thereafter until the Commercial Operation Date of such Material Project (including the fiscal quarter in which such Commercial Operation Date occurs, but net of any actual Consolidated EBITDA of the Borrower and its Subsidiaries attributable to such Material Project following such Commercial Operation Date); provided that if the actual Commercial Operation Date does not occur by the scheduled Commercial Operation Date, then the foregoing amount shall be reduced, for quarters ending after the scheduled Commercial Operation Date to (but excluding) the first full quarter after its Commercial Operation Date, by the following percentage amounts depending on the period of delay (based on the period of actual delay or then-estimated delay, whichever is longer): (i) 90 days or less, 0%, (ii) longer than 90 days, but not more than 180 days, 25%, (iii) longer than 180 days but not more than 270 days, 50%, and (iv) longer than 270 days, 100%; and
     (B) beginning with the first full fiscal quarter following the Commercial Operation Date of a Material Project and for the two immediately succeeding fiscal quarters, an amount to be approved by the Administrative Agent as the projected Consolidated EBITDA of Borrower and its Subsidiaries attributable to such Material Project (determined in the same manner as set forth in clause (A) above) for the balance of the four full fiscal quarter period following such Commercial Operation Date, which may, at the Borrower’s option, be added to actual Consolidated EBITDA for the Borrower and its Subsidiaries for such fiscal quarters.
     Notwithstanding the foregoing:
     (i) no such additions shall be allowed with respect to any Material Project unless:
     (a) not later than 30 days prior to the delivery of any certificate required by the terms and provisions of Section 8.1(a) or (b) to the extent Material Project EBITDA Adjustments will be made to Consolidated EBITDA in determining compliance with Section 10.2, the Borrower shall have delivered to the Administrative Agent written pro forma projections of Consolidated EBITDA of the Borrower and its Subsidiaries attributable to such Material Project, and
     (b) prior to the date such certificate is required to be delivered, the Administrative Agent shall have approved (such approval not to be unreasonably withheld) such projections and shall have received such other information and documentation as the Administrative Agent may reasonably request, all in form and substance satisfactory to the Administrative Agent, and
     (ii) the aggregate amount of all Material Project EBITDA Adjustments during any period shall be limited to 20% of the total actual Consolidated EBITDA of the Borrower and its Subsidiaries for such period (which total actual Consolidated EBITDA shall be determined without including any Material Project EBITDA Adjustments).
     “Maturity Date” means the earlier of (i) the Scheduled Maturity Date, (ii) the occurrence of any Event of Default under Section 11.3, or (iii) the occurrence of any other Event of Default and the declaration of the Obligations to be due and payable pursuant to Section 12.1(b) as a result of such other Event of Default.
     “Maximum Amount” and “Maximum Rate” respectively mean, for any Lender, the maximum non-usurious amount and the maximum non-usurious rate of interest that, under applicable Legal Requirement, that such Lender is permitted to contract for, charge, take, reserve or receive on the Obligations.
     “Midstream” means TEPPCO Midstream Companies, LLC, a Texas limited liability company and successor by merger to TEPPCO Midstream Companies, L.P., a Texas limited partnership and formerly a Delaware limited partnership.
     “Moody’s” means Moody’s Investors Service, Inc. or any successor thereto.
     “Multiemployer Plan” means a multiemployer plan as defined in Sections 3(37) or 4001(a)(3) of ERISA or Section 414(f) of the IRC with respect to which any Company or any ERISA Affiliate is making contributions or has any liability, contingent or otherwise.
     “Net Cash Proceeds” shall mean:
     (a) with respect to any Asset Disposition, the aggregate cash proceeds received by the Borrower and any of its Subsidiaries in respect of such Asset Disposition, including any cash received in respect of any non-cash proceeds, but only as and when received, in each case net of the sum of (A) all reasonable fees and out-of-pocket expenses actually paid by the Borrower and its Subsidiaries to third parties (other than Affiliates) in connection with such Asset Disposition, (B) the amount of all taxes paid (or reasonably estimated to be payable) by the Borrower and its Subsidiaries as a consequence thereof, and (C) the amount of all payments required to be made by the Borrower and its Subsidiaries to repay Debt secured by a Lien thereon permitted by Section 9.3 as a result of such Asset Disposition; and
     (b) with respect to any Debt Issuance or Equity Event (including the issuance of any Hybrid Securities), the cash proceeds received by the Borrower and any of its Subsidiaries in respect of such Debt Issuance or Equity Event, including any cash received in respect of any non-cash proceeds, but only as and when received, in each case net of all reasonable fees and out-of-pocket expenses actually paid by the Borrower and its Subsidiaries to third parties (other than Affiliates) in connection with such Debt Issuance or Equity Event, including legal, accounting and investment banking fees, discounts, consultant and advisory fees, and sales commissions. For avoidance of doubt, Debt Issuances and Equity Events made in favor of any sellers as any portion of the purchase price in respect of Acquisitions shall be deemed not to be “Net Cash Proceeds” received by the Borrower or its Subsidiaries for purposes of this Agreement.
     “Net Income” means, for any Person and its consolidated Subsidiaries and for any period, the profit or loss of such Person and its consolidated Subsidiaries for such period after deducting all operating expenses, provision for Taxes and reserves (including reserves for deferred income Taxes), and all other deductions calculated, in each case, in accordance with GAAP, but excluding (a) extraordinary items, and (b) the profit or loss of any Subsidiary accrued before the date that (i) it becomes a Subsidiary of such Person, (ii) it is merged with such Person or any of its Subsidiaries, or (iii) its assets are acquired by such Person of any of its Subsidiaries.
     “Non-Recourse” means, with respect to any Person as applied to any Funded Debt (or portion thereof), (a) that such Person is not directly or indirectly liable to make any payments with respect to such Funded Debt (or portion thereof), other than payments deemed made by or on behalf of such Person as a result of any realization on assets that were pledged to secure such Funded Debt and that consist of such Person’s Equity Interests in the Person primarily incurring such Funded Debt (or any shareholder, partner, member or participant of such Person), (b) that such Funded Debt (or portion thereof) does not constitute Funded Debt of such Person other than to the extent of recourse to such Person’s Equity Interests in the Person primarily incurring such Debt (or any shareholder, partner, member or participant of such Person) and that (c) such Funded Debt (or portion thereof) is not secured by a Lien on any asset of such Person other than such Person’s Equity Interests in the Person primarily incurring such Funded Debt or any shareholder, partner, member, participant or other owner, directly or indirectly, of such Person or the Person the obligations of which were guaranteed.
     “Note” means one of the Master Term Notes substantially in the form of Exhibit A.
     “Obligations” means all present and future (a) Debts, liabilities and obligations of the Borrower to the Administrative Agent or any Lender that arise under any Credit Document, whether for principal, interest, fees, costs, attorneys’ fees or otherwise and (b) renewals, extensions and modifications of any of the foregoing.

     “OSHA” means the Occupational Safety and Health Act of 1970, 29 U.S.C. § 651 et seq.
     “Outstanding Credits” means, on any date of determination, an amount equal to the sum of the aggregate principal amount of all Borrowings outstanding on such date.
     “Participant” is defined in Section 14.10(c).
     “PBGC” means the Pension Benefit Guaranty Corporation.
     “Permitted Debt” is defined in Section 9.1.
     “Permitted Liens” is defined in Section 9.3.
     “Permitted Non-Recourse Debt” means Funded Debt of any Person (other than the Borrower) that is Non-Recourse to any Company other than such Person and is used by such Person to acquire, construct, develop and/or operate assets not owned by any Company as of the date hereof.
     “Person” means an individual, partnership, corporation (including a business trust), joint stock company, trust, unincorporated association, joint venture, limited liability company or other entity, or a Governmental Authority.
     “Potential Default” means any event, occurrence or circumstance, the existence of which upon any required notice, time lapse, or both, would become an Event of Default.
     “Predecessor” means any Person for whose obligations and liabilities any Company is reasonably expected to be liable as the result of any merger, de facto merger, stock purchase, asset purchase or divestiture, combination, joint venture, investment, reclassification or other similar business transaction.
     “Pro Forma EBITDA” means, for any period consisting of the last four consecutive fiscal quarters of the Borrower, the sum of (i) Adjusted Consolidated EBITDA for such period, plus (ii) to the extent not already reflected in Adjusted Consolidated EBITDA for such period, EBITDA for such period of any other Person or all or substantially all of the business or assets of any other Person or operating division or business unit of any other Person acquired in an Acquisition during such period.
     “Real Property” means any land, buildings, fixtures and other improvements to land now or in the future directly or indirectly owned by any Company, leased to or otherwise operated by any Company or subleased by any Company to any other Person.
     “Reference Rating” means (i) the ratings assigned by S&P and Moody’s to the senior unsecured non-credit enhanced long-term debt of the Borrower, or (ii) if S&P and Moody’s have not assigned ratings to the senior unsecured non-credit enhanced long-term debt of the Borrower, the ratings that are one level below the ratings assigned by S&P and Moody’s to the senior unsecured non-credit enhanced long-term debt of TE

Products. For purposes of the foregoing, (x) if the ratings assigned by S&P and Moody’s are not comparable (i.e., a “split rating”), the higher of such two ratings shall control, unless the split in ratings is two or more ratings, in which case the level below the higher of the two ratings shall control, and (y) for purposes of illustration an S&P rating of BBB will be considered to be “one level below” an S&P rating of BBB+.
     “Release” means any “release” as defined under any Environmental Law.
     “Representatives” means officers, directors, employees, accountants, attorneys and agents.
     “Required Lenders” means any combination of the Lenders holding (directly or indirectly) more than (a) 50% of the total Commitments, if there are no Borrowings outstanding, (b) 50% of the sum of (i) the total unused Commitments plus (ii) the aggregate principal amount of all Outstanding Credits, if there are any Borrowings outstanding and the maturity of the Obligations has not been accelerated and the Commitments have not been terminated under Section 12.1(a) or (b), as the case may be, and (c) 50% of the aggregate principal amount of all Outstanding Credits if there are any Borrowings outstanding and the maturity of the Obligations has been accelerated, or if the Commitments have been terminated under Section 12.1(a) or (b).
     “Responsible Officer” means the chairman, president, vice president, chief executive officer, chief financial officer, treasurer, managing member or manager of the General Partner or Person of comparable authority and responsibility.
     “Revolving Credit Agreement” means the Amended and Restated Credit Agreement dated as of October 21, 2004, among the Borrower, the banks and other financial institutions that are parties thereto, and SunTrust Bank, as administrative agent, as the same has been and may hereafter be further amended, restated, supplemented or otherwise modified from time to time.
     “Rights” means rights, remedies, powers, privileges and benefits.
     “S&P” means Standard & Poor’s Ratings Services, a division of McGraw-Hill Companies, Inc., or any successor thereto.
     “Scheduled Maturity Date” means December 19, 2008.
     “Securitization Subsidiary” means any Subsidiary of the Borrower that is a special purpose entity formed for the purpose of acquiring accounts receivable and related rights from the Borrower or one or more of its other Subsidiaries.
     “Securitization Transaction” means any limited recourse or non-recourse sale, assignment or contribution of accounts receivable and related rights of the Borrower or one or more of its Subsidiaries to any Securitization Subsidiary in connection with the issuance of Debt by such Securitization Subsidiary secured by such assets, the proceeds of which are to be made available, directly or indirectly, to the Borrower or such Subsidiaries. The “amount” or “principal amount” of any Securitization Transaction shall be deemed at any time to be the aggregate principal or stated amount of the Debt owing by such Securitization Subsidiary to any Person other than the Borrower or another Subsidiary.
     “Senior Notes” means (i) the TE Products Senior Notes, (ii) the 7.625% Senior Notes Due 2012 in the original aggregate principal amount of $500,000,000 issued by the Borrower under the Indenture dated as of February 20, 2002 (the “TPP Indenture”), among the Borrower, as issuer, TE Products, TCTM, Midstream and Jonah Gas, as subsidiary guarantors, and Wachovia Bank, National Association (formerly known as First Union National Bank), as Trustee, as amended by the First Supplemental Indenture thereto dated as of even date therewith among such parties and the Second Supplemental Indenture thereto, dated as of June 29, 2002, among such parties and Val Verde, and (iii) the 6.125% Senior Notes Due 2013 in the original aggregate principal amount of $200,000,000 issued by the Borrower under the TPP Indenture, as amended by the Third Supplemental Indenture thereto among the Borrower, as issuer, TE Products, TCTM, Midstream, Jonah Gas and Val Verde as subsidiary guarantors, and Wachovia Bank, National Association, as Trustee, dated as of January 30, 2003.
     “Service Agreement” means the Service and Transportation Agreement, dated February 9, 1999, among TE Products, BASF Fina Petrochemicals Limited Partnership, BASF Corporation and FINA Oil and Chemical Company, as amended and in effect from time to time.
     “Significant Subsidiary” means (a) each of TCTM, TE Products, Midstream, Jonah Gas and Val Verde, (b) each other Subsidiary of the Borrower solely during the period that it guarantees any Funded Debt of the Borrower and (c) each other Person acquired by the Borrower or any of its Subsidiaries after the Closing Date, which, as of such acquisition date, (i) becomes a Subsidiary of the Borrower and (ii), in respect to the Borrower and its consolidated Subsidiaries, meets the conditions of a “significant subsidiary” (as such term is defined in Section 210.1-02(w) of Regulation S-X), however, substituting, in lieu of the 10% conditions referred to therein, 20% for each condition specified therein.
     “Solvent” means, as to any Person, that (a) the aggregate fair market value of its assets exceeds its liabilities, (b) it is able to pay its debts as they mature, and (c) it does not have unreasonably small capital to conduct its businesses.
     “Subsidiary” of any Person means any corporation, limited liability company, general or limited partnership or other entity of which more than 50% (in number of votes) of the Equity Interests is owned of record or beneficially, directly or indirectly, by that Person.
     “Taxes” means, for any Person, taxes, assessments or other governmental charges or levies imposed upon it, its income or any of its properties, franchises or assets.

     “Tax Expense” means, for any Person and its consolidated Subsidiaries and for any period, income tax and franchise tax expense of that Person and its consolidated Subsidiaries accrued during that period.
     “TCTM” means TCTM, L.P., a Delaware limited partnership.
     “TE Products” means TE Products Pipeline Company, LLC, a Texas limited liability company and successor by merger to TE Products Pipeline Company, Limited Partnership, a Texas limited partnership and formerly a Delaware limited partnership.
     “TE Products 6.45% Notes” means the 6.45% Senior Notes due 2008 in the original aggregate principal amount of $180,000,000, issued by TE Products under the Indenture dated as of January 27, 1998, between TE Products and The Bank of New York, Trustee.
     “TE Products 7.51% Notes” means the 7.51% Senior Notes in the original aggregate principal amount of $210,000,000 issued by TE Products under the Indenture dated as of January 27, 1998, between TE Products and The Bank of New York, Trustee.
     “TE Products Senior Notes” means, collectively, the TE Products 6.45% Notes and the TE Products 7.51% Notes.
     “TEPPCO GP” means TEPPCO GP, Inc., a Delaware corporation.
     “Term Loans” means the term loans made by the Lenders to the Borrower pursuant to a Borrowing as provided in Section 2.1.
     “Texas Eastern” means Texas Eastern Products Pipeline Company, LLC, a Delaware limited liability company.
     “Tranche A Commitments” means a portion of the total Commitments equal to $100,000,000 (which amount is subject to reduction, termination and cancellation as provided in this Agreement).
     “Tranche A Commitments Effective Date” means the Closing Date.
     “Tranche B Commitments” means a portion of the total Commitments equal to $900,000,000 (which amount is subject to reduction, termination and cancellation as provided in this Agreement).
     “Tranche B Commitments Effective Date” means January 1, 2008.
     “Type” means any type of Borrowing determined with respect to the applicable interest option.
     “Val Verde” means Val Verde Gas Gathering Company, L.P., a Delaware limited partnership.

     “Wholly-Owned Subsidiary” means any Subsidiary of a Person, all of the issued and outstanding Equity Interests of which are directly or indirectly owned by such Person, excluding (a) any general partner interests owned by the General Partner in any such Subsidiary that is a partnership and (b) any directors’ qualifying shares or similar type of Equity Interests, as applicable.
     SECTION 1.2. Time References.
     Unless otherwise specified, in the Credit Documents: (a) time references (e.g., 12:00 noon) are to time in Atlanta, Georgia, on the applicable date, and (b) in calculating a period from one date to another, the word “from” means “from and including” and the word “to” or “until” means “to but excluding”.
     SECTION 1.3. Other References.
     Unless otherwise specified, in the Credit Documents: (a) where appropriate, the singular includes the plural and vice versa , and words of any gender include each other gender, (b) where appropriate, words include their respective cognate expressions, (c) heading and caption references may not be construed in interpreting provisions, (d) monetary references are to currency of the United States of America, (e) section, paragraph, annex, schedule, exhibit and similar references are to the particular Credit Document in which they are used, (f) references to “telecopy”, “facsimile”, “fax” or similar terms are to facsimile or telecopy transmissions, (g) references to “including” (in its various forms) mean including without limiting the generality of any description preceding that word, (h) the rule of construction that references to general items that follow references to specific items are limited to the same type or character of those specific items is not applicable in the Credit Documents, (i) references to “writing” include printing, typing, lithography and other means of reproducing words in a tangible, visible form, (j) references to any Person include that Person’s heirs, personal representatives, successors, trustees, receivers and permitted assigns, (k) references to any Legal Requirement include every amendment or supplement to it, rule and regulation adopted under it and successor or replacement for it, (l) references to any Governmental Authority include any Person succeeding to its relevant function, (m) references to any Credit Document or other document include (to the extent not prohibited by the terms of the Credit Documents) every renewal and extension of it, amendment and supplement to it and replacement or substitution for it and (n) the terms “assets” or “property” in relation to any Person includes all asset, property and Equity Interests owned, used or acquired, or to be owned, used or acquired, by such Person, as the context may require.
     SECTION 1.4. Accounting Principles.
     Unless otherwise specified, in the Credit Documents: (a) GAAP determines all accounting and financial terms and compliance with financial covenants, (b) GAAP in effect on the date of this Agreement determines compliance with financial covenants, (c) otherwise, all accounting principles applied in a current period must be comparable in all material respects to those applied during the preceding comparable period and (d) all financial terms and compliance with reporting and financial covenants must be on a consolidated basis, as applicable.

ARTICLE II
THE COMMITMENTS
     Each Lender severally but not jointly agrees to make Term Loans to the Borrower in a total amount not to exceed the amount of its unused Commitment in effect at any time in accordance with the following provisions and subject to the other terms and conditions of the Credit Documents; provided, however, that no Tranche B Commitment of any Lender shall be deemed to be in effect for any purpose of this Agreement prior to the Tranche B Commitments Effective Date. Each Borrowing Request constitutes a representation and warranty by the Borrower that as of the date of the requested Borrowing all of the applicable conditions precedent for such Borrowing in Article V have been satisfied. Amounts repaid in respect of any Borrowings may not be re-borrowed.
     SECTION 2.1. Term Loans.
     Each Borrowing of Term Loans is subject to all of the provisions in the Credit Documents, including the following: (a) each Borrowing may occur only on a Business Day before the Commitment Termination Date, (b) after giving effect to such Borrowing, the total amount of all Term Loans made to the Borrower prior to January 1, 2008 shall not exceed the total Tranche A Commitments in effect at such time, (c) no Borrowing may occur pursuant to the Tranche B Commitments prior to the Tranche B Commitments Effective Date, and (d) after giving effect to each Borrowing, the total amount of all Term Loans made to the Borrower pursuant to this Agreement may never exceed the total Commitments in effect at such time.
     SECTION 2.2. Borrowing Procedure.
     (a) Borrowing Request. Subject to the limitations set forth in Section 2.3, the Borrower may request a Borrowing by making or delivering a Borrowing Request for such Borrowing to the Administrative Agent, which is irrevocable and binding on the Borrower, stating the Type, amount, and Interest Period for each Borrowing and which must be received by the Administrative Agent no later than (i) 12:00 noon on the third Business Day before the Borrowing Date for any LIBOR Rate Borrowing, or (ii) 12:00 noon on the Borrowing Date for any Base Rate Borrowing. The Administrative Agent shall promptly on the day received notify each Lender of any Borrowing Request. Each LIBOR Rate Borrowing or Base Rate Borrowing made prior to the Tranche B Commitments Effective Date must be in the amount of $5,000,000 or an integral multiple of $1,000,000 in excess of $5,000,000, or if less than $5,000,000, the total unused Tranche A Commitments. Each LIBOR Rate Borrowing or Base Rate Borrowing made after the Tranche B Commitments Effective Date must be in the amount of $75,000,000 or an integral multiple of $1,000,000 in excess of $75,000,000, or, if less than $75,000,000, the total unused Commitments.
     (b) Funding. Each Lender shall remit its Commitment Percentage of each requested Borrowing to the Administrative Agent’s principal office in Atlanta, Georgia, in funds that are available for immediate use by the Administrative Agent by 2:00 p.m. on the applicable Borrowing Date. Subject to receipt of those funds, the Administrative Agent shall (unless to its actual knowledge any of the applicable conditions precedent have not been satisfied by the Borrower or waived by the requisite Lenders) make those funds available to the Borrower by wiring the funds to or for the account of the Borrower.
     (c) Funding Assumed. Absent contrary written notice from a Lender, the Administrative Agent may assume that each Lender has made its Commitment Percentage of the requested Borrowing available to the Administrative Agent on the applicable Borrowing Date, and the Administrative Agent may, in reliance upon such assumption (but shall not be required to), make available to the Borrower a corresponding amount. If a Lender fails to make its Commitment Percentage of any requested Borrowing available to the Administrative Agent on the applicable Borrowing Date, the Administrative Agent may recover the applicable amount on demand (i) from that Lender together with interest, commencing on the Borrowing Date and ending on (but excluding) the date the Administrative Agent recovers the amount from that Lender, at an annual interest rate equal to the Fed Funds Rate, or (ii) if that Lender fails to pay its amount upon demand, then from the Borrower, together with interest at the rate applicable to that Borrowing. No Lender is responsible for the failure of any other Lender to make its share of any Borrowing available as required by Section 2.2(b); however, failure of any Lender to make its share of any Borrowing so available does not excuse any other Lender from making its share of any Borrowing so available.
     SECTION 2.3. Limitations on Borrowings.
     The Borrower shall not request more than three Borrowings to occur prior to the Tranche B Commitments Effective Date, nor more than five Borrowings to occur after the Tranche B Commitments Effective Date.
     SECTION 2.4. Termination or Reduction of the Commitments.
          (a) Voluntary. The Borrower may, upon giving at least three Business Days prior written and irrevocable notice to the Administrative Agent, terminate all or reduce in part the unused Commitments. Each partial reduction under this subsection (a) must be in an amount of not less than $10,000,000 or a greater integral multiple of $1,000,000 and must be ratable in accordance with each Lender’s Commitment Percentage.
          (b) Mandatory. The unused Commitments of the Lenders shall be reduced or terminated, as the case may be, as follows:
          (i) If the Borrower fails to cause the TE Products 6.45% Notes to be repaid, redeemed, or repurchased in full on or before January 15, 2008, then the unused Commitments of the Lender shall automatically be reduced on such date by an aggregate amount equal to the total of the principal amount of such TE Products 6.45% Notes not so redeemed, repurchased or repaid.
          (ii) If (A) the Borrower receives Net Cash Proceeds from any Asset Dispositions, Debt Issuances, or Equity Events (including issuances of any Hybrid Securities), (B) pursuant to Section 3.2(c)(ii), the Borrower would be required to make mandatory prepayments in respect of outstanding Term Loans if any Term Loans were then outstanding, and (C) the amount of such Net Cash Proceeds exceeds 100% of the principal amount of outstanding Term Loans, then the unused Commitments of the Lenders shall automatically be reduced by an amount equal to such excess (regardless of whether any Term Loans are then outstanding).
          (iii) All Commitments of the Lenders not funded on or prior to the Commitment Termination Date shall automatically terminate on the Commitment Termination Date.
          (c) Miscellaneous. At the time of any termination or reduction of the Commitments under this Section 2.4, the Borrower shall pay to the Administrative Agent, for the account of each Lender, as applicable, all accrued and unpaid fees under this Agreement, the interest attributable to the amount of that reduction, and any related Funding Loss. Any part of the Commitments that is terminated or reduced may not be reinstated.
ARTICLE III
PAYMENT TERMS
     SECTION 3.1. Payments; Account Records and Notes..
     (a) The Borrower must make each payment and prepayment on the Obligations free and clear of any defenses, set-offs, counterclaims, or withholdings or deductions for taxes to the Administrative Agent’s principal office in Atlanta, Georgia, in immediately available funds by 12:00 noon on the day due; otherwise, but subject to Section 3.6, that portion of the Obligations in respect of which such payment or prepayment was made shall continue to accrue interest until the Business Day upon which such payment shall be received by the Administrative Agent at the time and in the manner specified above. The Administrative Agent shall promptly pay to each Lender the part of any payment or prepayment to which that Lender is entitled under this Agreement on the same day the Administrative Agent receives the funds from the Borrower. Unless the Administrative Agent has received notice from the Borrower before the date on which any payment is due under this Agreement that the Borrower will not make that payment in full, then on the date that payment is due the Administrative Agent may assume that the Borrower has made the full payment due and the Administrative Agent may, in reliance upon that assumption, cause to be distributed to each Lender on that date the amount then due to each Lender. If and to the extent the Borrower does not make the full payment due to the Administrative Agent, each Lender shall repay to the Administrative Agent on demand the amount distributed to that Lender by the Administrative Agent together with interest for each day from the date that Lender received payment from the Administrative Agent until the date that Lender repays the Administrative Agent (unless such repayment is made on the same day as such distribution), at an interest rate equal to the Fed Funds Rate.
     (b) Each Lender shall maintain in accordance with its usual practice an account or accounts evidencing the indebtedness of the Borrower to such Lender resulting from each Term Loan made by such Lender, including the amounts of principal and accrued interest payable and paid to such Lender from time to time hereunder. The Administrative Agent shall maintain accounts in which it shall record (i) the amount of each Borrowing hereunder, the Type thereof and the Interest Period applicable thereto, (ii) the amount of any principal or accrued interest due and payable or to become due and payable from the Borrower to each Lender hereunder, and (iii) the amount of any sum received by the Administrative Agent hereunder for the account of the Lenders and each Lender’s share thereof. The entries made in the accounts maintained pursuant to this subsection (b) shall be prima facie evidence of the existence and amounts of the obligations recorded therein; provided that the failure of any Lender or the Administrative Agent to maintain such accounts or any error therein shall not in any manner affect the obligation of the Borrower to repay the Term Loans in accordance with the terms of this Agreement.
     (c) The Term Loans outstanding to the Borrower from each Lender shall, at the written request of such Lender, be evidenced by a Note of the Borrower payable to such Lender. The Borrower agrees to execute and deliver to the Administrative Agent, for the benefit of each Lender requesting a Note as aforesaid, an original of such Note, appropriately completed, to evidence the respective Term Loans made by such Lender hereunder, within ten (10) days after the Borrower receives a written request therefor. Each holder of a Note shall record on its books and records or on a schedule to its Note (and prior to any transfer of its Note shall endorse thereon or on schedules forming a part thereof appropriate notations to evidence) the amount of the Term Loans made by it to the Borrower, all payments of principal and interest and the principal balance from time to time outstanding thereon, the Type of such Term Loans, and the Interest Periods applicable thereto. Such record, whether shown on the books and records of a holder of a Note, or on a schedule to its Note shall be prima facie evidence as to all such matters; provided, however, that the failure of any holder to record any of the foregoing or any error in any such record shall not limit or otherwise affect the obligation of the Borrower to repay all Term Loans outstanding to it hereunder together with accrued interest thereon in accordance with the terms of this Agreement. At the request of any holder of a Note and upon such holder tendering to the Borrower the Note to be replaced, the Borrower shall furnish a new Note to such holder to replace any outstanding Note and at such time the first notation appearing on the schedule on the reverse side of, or attached to, such new Note shall set forth the aggregate unpaid principal amount of all Term Loans, if any, then outstanding thereon.
     SECTION 3.2. Interest and Principal Payments.
     (a) Interest. Accrued interest on each LIBOR Rate Borrowing shall be due and payable on the last day of its Interest Period. If any Interest Period for a LIBOR Rate Borrowing is greater than three months, then accrued interest shall also be due and payable on the date three months after the commencement of the Interest Period. Accrued interest on the unpaid principal amount of each Base Rate Borrowing shall be due and payable in arrears on the last day of each March, June, September and December, commencing on the first such date that follows the Closing Date, and on the date such Borrowing becomes due and payable or is otherwise paid in full.
     (b) Principal. The principal amount of all Borrowings then outstanding shall be due and payable in full on the Maturity Date.
     (c) Prepayments.
          (i) Voluntary Payments. The Borrower may, from time to time, by giving notice to the Administrative Agent no later than 12:00 noon (x) three Business

Days before the date of the prepayment (in respect of any LIBOR Rate Borrowing), or (y) on the date of such prepayment (in respect of any Base Rate Borrowing), prepay, without premium or penalty and in whole or part, the principal amount of any Borrowing, so long as:
     (A) the notice by the Borrower specifies the amount and Borrowing to be prepaid,
     (B) each voluntary partial prepayment must be in a principal amount of not less than $1,000,000 or a greater integral multiple of $1,000,000, plus accrued interest on the amount prepaid to the date of such prepayment, and
     (C) the Borrower shall pay the Funding Loss, if any, within five Business Days following an affected Lender’s demand therefor and delivery to the Borrower of the certificate as provided in Section 3.18. Conversions on the last day of Interest Period pursuant to Section 3.10 are not prepayments.
          (ii) Mandatory Prepayments. The Borrower shall prepay, without premium or penalty, the principal amount of any outstanding Borrowings as follows:
          (A) If for any reason the aggregate Term Loans outstanding at any time exceed the total amount of the Commitments of the Lenders in effect at such time (other than as a result of the termination of the Commitments pursuant to Section 12.1(b)(ii) where the Required Lenders have elected not to accelerate the maturity of the Obligations pursuant to Section 12.1(b)(i)), the Borrower shall immediately repay the outstanding Borrowings in an aggregate amount equal to such excess, plus accrued interest on the amount prepaid to the date of such prepayment, together with the Funding Loss, if any, within five (5) Business Days following an affected Lender’s demand therefor and delivery to the Borrower of the certificate as provided in Section 3.18.
          (B) The Borrower shall prepay the outstanding Borrowings in an aggregate amount equal to 100% of the Net Cash Proceeds of all Asset Dispositions (or, if less, 100% of the principal of the outstanding Borrowings), such prepayment to be made not later than three (3) Business Days following receipt by the Borrower or any of its Subsidiaries of such Net Cash Proceeds, plus accrued interest on the amount prepaid to the date of such prepayment, together with the Funding Loss, if any, within five (5) Business Days following an affected Lender’s demand therefor and delivery to the Borrower of the certificate as provided in Section 3.18.
          (C) The Borrower shall prepay the outstanding Borrowings in an aggregate amount equal to 100% of the Net Cash Proceeds of any Debt Issuances or Equity Events (including issuances of any Hybrid Securities) (or, if less, 100% of the principal of the outstanding Borrowings), such prepayment to be made within three (3) Business Days following receipt by the Borrower or any of its Subsidiaries of such Net Cash Proceeds, plus accrued interest on the amount prepaid to the date of such prepayment, together with the Funding Loss, if any, within five (5) Business Days following an affected Lender’s demand therefor and delivery to the Borrower of the certificate as provided in Section 3.18.
          (iii) Application of Prepayments. Prepayments of Borrowings pursuant to this Section 3.2(c) shall be applied, first, to prepay Base Rate Borrowings, second, to prepay any LIBOR Rate Borrowing that has an Interest Period the last day of which is the same as the date of such prepayment, and, third to prepay other LIBOR Rate Borrowings, as selected by the Borrower, or, at the Borrower’s option, to cash collateralize such other LIBOR Rate Borrowings (which cash collateral will be applied on the last day of the Interest Period of each such LIBOR Rate Borrowing to prepay such LIBOR Rate Borrowings).
     SECTION 3.3. Interest Options.
     Except as otherwise provided in this Agreement, Borrowings shall bear interest at an annual rate equal to the lesser of (i) the LIBOR Rate plus the Applicable Margin or the Base Rate, in each case as designated or deemed designated by the Borrower, and (ii) the Maximum Rate; provided that the LIBOR Rate may not be selected when an Event of Default or Potential Default has occurred and is continuing.
     SECTION 3.4. Quotation of Rates.
     The Borrower may contact the Administrative Agent prior to delivering a Borrowing Request to receive an indication of the interest rates then in effect, but the indicated rates do not bind the Administrative Agent or the Lenders or affect the interest rate that is actually in effect when the Borrower makes a Borrowing Request or on the Borrowing Date.
     SECTION 3.5. Default Rate.
     To the extent lawful, any amount payable under any Credit Document that is not paid when due (including interest on any such unpaid amount) shall bear interest from the date due (stated or by acceleration) at the Default Rate until paid, regardless whether payment is made before or after entry of a judgment, payable on demand.
     SECTION 3.6. Interest Recapture.
     If the designated interest rate applicable to any amount exceeds the Maximum Rate, the interest rate on that amount is limited to the Maximum Rate, but any subsequent reductions in the designated rate shall not reduce the interest rate thereon below the Maximum Rate until the total amount of accrued interest equals the amount of interest that would have accrued if that designated rate had always been in effect. If at the Maturity Date, or at final payment of all outstanding Borrowings, the total interest paid or accrued is less than the interest that would have accrued if the designated rates had always been in effect, then, at that time and to the extent lawful, the Borrower shall pay an amount equal to the difference between (a) the lesser of the amount of interest that would have accrued if the designated rates had always been in effect and the amount of interest that would have accrued if the Maximum Rate had always been in effect, and (b) the amount of interest actually paid or accrued on the outstanding Borrowings.
     SECTION 3.7. Interest and Fee Calculations.
     All computations of interest based on the prime lending rate of the Administrative Agent shall be made by the Administrative Agent on the basis of a year of 365 or 366 days, as the case may be. All computations of Commitment Fees shall be made by the Administrative Agent on the basis of a year of 365 or 366 days, as the case may be, and interest based on the LIBOR Rate or the Fed Funds Rate shall be made by the Administrative Agent on the basis of a year of 360 days for the actual number of days (including the first day but excluding the last day) occurring in the period for which such interest is payable. Each determination by the Administrative Agent of an interest rate hereunder shall be conclusive and binding for all purposes, absent manifest error.
     SECTION 3.8. Maximum Rate.
     Regardless of any provision contained in any Credit Document, no Lender is entitled to contract for, charge, take, reserve, receive or apply, as interest on all or any part of the Obligations, any amount in excess of the Maximum Rate, and, if any Lender ever does so, then any excess shall be treated as a partial prepayment of principal (without regard to Section 3.9) and any remaining excess shall be refunded to the Borrower. In determining if the interest paid or payable exceeds the Maximum Rate, the Borrower and the Lenders shall, to the maximum extent lawful, (a) characterize any nonprincipal payment as an expense, fee or premium rather than as interest, (b) exclude voluntary prepayments and their effects, and (c) amortize, prorate, allocate and spread the total amount of interest throughout the entire contemplated term of the relevant Borrowings. However, if the Obligations are paid in full before the end of their full contemplated term, and if the interest received for the period that the Obligations were outstanding exceeds the Maximum Amount, then the Lenders shall refund any excess (and the Lenders may not, to the extent lawful, be subject to any penalties provided by any Legal Requirements for contracting for, charging, taking, reserving or receiving interest in excess of the Maximum Amount). If the Legal Requirements of the State of Texas are applicable for purposes of determining the “Maximum Rate” or the “Maximum Amount”, then those terms mean the “indicated rate ceiling” from time to time in effect under Chapter 303 of the Texas Finance Code.
     SECTION 3.9. Interest Periods.
     When the Borrower requests a LIBOR Rate Borrowing, the Borrower may elect the applicable interest period (each an “Interest Period”), which may be, at the Borrower’s option, one, two, three or six months for LIBOR Rate Borrowings, subject to Section 14.1 and the following conditions: (a) the initial Interest Period for a LIBOR Rate Borrowing commences on the applicable Borrowing Date or conversion date, and each subsequent Interest Period applicable to any Borrowing commences on the day when the next preceding applicable Interest Period expires; (b) if any Interest Period for a LIBOR Rate Borrowing begins on a day for which no numerically corresponding Business Day in the calendar month at the end of the Interest Period exists, then the Interest Period ends on the last Business Day of that calendar month; (c) if the Borrower is required to pay any portion of a LIBOR Rate Borrowing before the end of its Interest Period in order to comply with the payment provisions of the Credit Documents, the Borrower shall also pay any related Funding Loss; and (d) no more than eight Interest Periods may be in effect at one time.
     SECTION 3.10. Conversions.
     The Borrower may in accordance with the procedures set forth below (a) convert a LIBOR Rate Borrowing on the last day of the applicable Interest Period to a Base Rate Borrowing, (b) convert a Base Rate Borrowing at any time to a LIBOR Rate Borrowing, and (c) elect a new Interest Period for a LIBOR Rate Borrowing to commence upon expiration of the then-current Interest Period; provided that the Borrower may not convert to or select a new Interest Period for a LIBOR Rate Borrowing at any time when an Event of Default or Potential Default has occurred and is continuing. Any such conversion or election may be made by telephonic request to the Administrative Agent no later than 12:00 noon on the third Business Day before the conversion date or the last day of the Interest Period, as the case may be (for conversion to a LIBOR Rate Borrowing or election of a new Interest Period), and no later than 12:00 noon on the last day of the Interest Period (for conversion to a Base Rate Borrowing). The Borrower shall provide a Conversion Notice to the Administrative Agent no later than two days after the date of the conversion or election. Absent the Borrower’s telephonic request for conversion or election of a new Interest Period or if an Event of Default or Potential Default has occurred and is continuing, then, a LIBOR Rate Borrowing shall be deemed converted to a Base Rate Borrowing effective when the applicable Interest Period expires.
     SECTION 3.11. Order of Application.
     Each payment (including proceeds from the exercise of any Rights) of the Obligations shall be applied either (a) if no Event of Default or Potential Default has occurred and is continuing, then in the order and manner specified elsewhere herein, and if not so specified, then in the order and manner as the Borrower directs, or (b) if an Event of Default or Potential Default has occurred and is continuing or if the Borrower fails to give any direction required under clause (a) above, then in the following order: (i) to all fees, expenses, and indemnified amounts for which the Administrative Agent has not been paid or reimbursed in accordance with the Credit Documents and, except while an Event of Default under Section 11.1 has occurred and is continuing, as to which the Borrower has been invoiced and has failed to pay within ten Business Days of that invoice; (ii) to all fees, expenses and indemnified amounts for which any Lender has not been paid or reimbursed in accordance with the Credit Documents (and if any payment is less than all unpaid or unreimbursed fees and expenses, then that payment shall be applied against unpaid and unreimbursed fees and expenses in the order of incurrence or due date) and, except while an Event of Default under Section 11.1 has occurred and is continuing, as to which the Borrower has been invoiced and has failed to pay within ten Business Days of that invoice; (iii) to accrued interest on the principal amount of the Borrowings outstanding; (iv) to the principal amount of the Borrowings outstanding in such order as the Required Lenders may elect (but the Lenders agree to apply proceeds in an order that will minimize any Funding Loss); and

(v) to the remaining Obligations in the order and manner the Required Lenders deem appropriate.
     SECTION 3.12. Sharing of Payments, Etc.
     Except as otherwise specifically provided, (a) principal and interest payments on Borrowings shall be shared by the Lenders in accordance with their respective Commitment Percentages and (b) each other payment on the Obligations shall be shared by the Lenders in the proportion that the Obligations are owed to the Lenders on the date of the payment. If any Lender obtains any payment or prepayment with respect to the Obligations (whether voluntary, involuntary or otherwise, including, without limitation, as a result of exercising its Rights under Section 3.13) that exceeds the part of that payment or prepayment that it is then entitled to receive under the Credit Documents, then that Lender shall purchase from the other Lenders participations that will cause the purchasing Lender to share the excess payment or prepayment ratably with each other Lender. If all or any portion of any excess payment or prepayment is subsequently recovered from the purchasing Lender, then the purchase shall be rescinded and the purchase price restored to the extent of the recovery. The Borrower agrees that any purchase of a participation in any Outstanding Credits from a Lender may, to the fullest extent lawful, exercise all of its Rights of payment (including the Right of offset) with respect to that participation as fully as if that purchaser were the direct creditor of the Borrower in the amount of that participation.
     SECTION 3.13. Offset.
     If an Event of Default has occurred and is continuing, each Lender is entitled to exercise (for the benefit of all the Lenders) the Rights of offset and banker’s Lien against each and every account and other property, or any interest therein, that the Borrower or any Company, other than an Excluded Subsidiary, may now or hereafter have with, or which is now or hereafter in the possession of, that Lender to the extent of the full amount of the Obligations then matured and owed (directly or participated) to it.
     SECTION 3.14. Booking Borrowings.
     To the extent lawful, any Lender may make, carry or transfer its Borrowings at, to or for the account of any of its branch offices or the office or branch of any of its Affiliates. However, no Affiliate or branch is entitled to receive any greater payment under Section 3.16 than the transferor Lender would have been entitled to receive with respect to those Borrowings, and a transfer may not be made if, as a direct result of it, Section 3.16 or 3.17 would apply to any of the Obligations. If any of the conditions of Sections 3.16 or 3.17 ever apply to a Lender, that Lender shall, to the extent possible, carry or transfer its Borrowings at, to or for the account of any of its branch offices or the office or branch of any of its Affiliates so long as the transfer is consistent with the other provisions of this section, does not create any burden or adverse circumstance for that Lender that would not otherwise exist, and eliminates or ameliorates the conditions of Section 3.16 or 3.17 as applicable.

     SECTION 3.15. Basis Unavailable or Inadequate for LIBOR Rate.
     If, on or before any date when a LIBOR Rate is to be determined for a Borrowing, the Administrative Agent reasonably determines that the basis for determining the applicable rate is not available or any Lender reasonably determines that the resulting rate does not accurately reflect the cost to that Lender of making or converting Borrowings at that rate for the applicable Interest Period, then the Administrative Agent shall promptly notify the Borrower and the Lenders of that determination (which is conclusive and binding on the Borrower absent manifest error) and the applicable Borrowing shall bear interest at the Base Rate. Until the Administrative Agent notifies the Borrower that those circumstances no longer exist, the Lenders’ commitments under this Agreement to make, or to convert to, LIBOR Rate Borrowings, as the case may be, are suspended.
     SECTION 3.16. Additional Costs.
     (a) Reserves. With respect to any LIBOR Rate Borrowing (i) if any change in any present Legal Requirement, any change in the interpretation or application of any present Legal Requirement, or any future Legal Requirement imposes, modifies or deems applicable (or if compliance by any Lender with any requirement of any Governmental Authority results in) any requirement that any reserves (including, without limitation, any marginal, emergency, supplemental or special reserves) be maintained (other than any reserve included in the LIBOR Reserve Percentage), and (ii) if those reserves reduce any sums receivable by that Lender under this Agreement or increase the costs incurred by that Lender in advancing or maintaining any portion of any LIBOR Rate Borrowing, then (A) that Lender (through the Administrative Agent) shall deliver to the Borrower a certificate setting forth in reasonable detail the calculation of the amount necessary to compensate it for its reduction or increase (which certificate is conclusive and binding absent manifest error), and (B) the Borrower shall pay that amount to that Lender within five Business Days after demand. The provisions of and undertakings and indemnification in this subsection (a) survive the satisfaction and payment of the Obligations and termination of this Agreement.
     (b) Capital Adequacy. With respect to any Borrowing, if any change in any present Legal Requirement (whether or not having the force of law), any change in the interpretation or application of any present Legal Requirement (whether or not having the force of law), or any future Legal Requirement (whether or not having the force of law) regarding capital adequacy, or if compliance by any Lender with any request, directive or requirement imposed in the future by any Governmental Authority regarding capital adequacy, or if any change by any Lender, its holding company, or its applicable lending office in its written policies or in the risk category of this transaction, in any of the foregoing events or circumstances, reduces the rate of return on its capital as a consequence of its obligations under this Agreement to a level below that which it otherwise could have achieved (taking into consideration its policies with respect to capital adequacy) by an amount deemed by it to be material (and it may, in determining the amount, utilize reasonable assumptions and allocations of costs and expenses and use any reasonable averaging or attribution method), then (unless the effect is already reflected in the rate of interest then applicable under this Agreement) the Administrative Agent or that Lender (through the Administrative Agent) shall notify the Borrower and deliver to the Borrower a certificate setting forth in reasonable detail the calculation of the amount necessary to compensate it (which certificate is conclusive and binding absent manifest error), and the Borrower shall pay that amount to the Administrative Agent or that Lender within five Business Days after demand. The provisions of and undertakings and indemnification in this subsection (b) shall survive the satisfaction and payment of the Obligations and termination of this Agreement.
     (c) Taxes. Subject to Section 3.19, any Taxes payable by the Administrative Agent or any Lender or ruled (by a Governmental Authority) payable by the Administrative Agent or any Lender in respect of this Agreement or any other Credit Document shall, if permitted by Legal Requirement, be paid by the Borrower, together with interest and penalties, if any, except for Taxes payable on or measured by the overall net income or capital of the Administrative Agent or that Lender (or the Administrative Agent or that Lender, as the case may be, together with any other Person with whom the Administrative Agent or that Lender files a consolidated, combined, unitary or similar Tax return) and except for interest and penalties incurred as a result of the gross negligence or willful misconduct of the Administrative Agent or any Lender. The Administrative Agent or that Lender (through the Administrative Agent) shall notify the Borrower and deliver to the Borrower a certificate setting forth in reasonable detail the calculation of the amount of payable Taxes, which certificate is conclusive and binding (absent manifest error), and the Borrower shall pay that amount to the Administrative Agent for its account or the account of that Lender, as the case may be within five Business Days after demand. If the Administrative Agent or that Lender subsequently receives a refund of the Taxes paid to it by the Borrower, then the recipient shall promptly pay the refund to the Borrower.
     SECTION 3.17. Change in Legal Requirements.
     If any Legal Requirement makes it unlawful for any Lender to make or maintain LIBOR Rate Borrowings, then that Lender shall promptly notify the Borrower and the Administrative Agent, and (a) as to undisbursed funds, that requested Borrowing shall be made as a Base Rate Borrowing, and (b) as to any outstanding Borrowing, (i) if maintaining the Borrowing until the last day of the applicable Interest Period is unlawful, then the Borrowing shall be converted to a Base Rate Borrowing as of the date of notice, in which event the Borrower will not be required to pay any related Funding Loss, or (ii) if not prohibited by Legal Requirement, then the Borrowing shall be converted to a Base Rate Borrowing as of the last day of the applicable Interest Period, or (iii) if any conversion will not resolve the unlawfulness, then the Borrower shall promptly prepay the Borrowing, without penalty but with related Funding Loss.
     SECTION 3.18. Funding Loss.
     The Borrower shall indemnify each Lender against, and pay to it within five Business Days following demand and delivery by such Lender to the Borrower of the certificate herein provided, any Funding Loss of that Lender. When any Lender demands that the Borrower pay any Funding Loss, that Lender shall deliver to the Borrower and the Administrative Agent a certificate setting forth in reasonable detail the basis for imposing Funding Loss and the calculation of the amount, which calculation is conclusive and binding absent manifest error. The provisions of and undertakings and indemnification in this section survive the satisfaction and payment of the Obligations and termination of this Agreement.

     SECTION 3.19. Foreign Lenders, Participants and Assignees.
     Each Lender, Participant (by accepting a participation interest under this Agreement) and Assignee (by executing an Assignment) that is not organized under the Legal Requirements of the United States of America or one of its states (a) represents to the Administrative Agent and the Borrower that (i) no Taxes are required to be withheld by the Administrative Agent or the Borrower with respect to any payments to be made to it in respect of the Obligations and (ii) it has furnished to the Administrative Agent and the Borrower two duly completed copies of either U.S. Internal Revenue Service Form W-8BEN or W-8ECI or any other form acceptable to the Administrative Agent and the Borrower that entitles it to a complete exemption from U.S. federal withholding Tax on all interest or fee payments under the Credit Documents, and (b) covenants to (i) provide the Administrative Agent and the Borrower a new Form W-8BEN or W-8ECI or other form acceptable to the Administrative Agent and the Borrower upon the expiration or obsolescence according to Legal Requirement of any previously delivered form, duly executed and completed by it, entitling it to a complete exemption from U.S. federal withholding Tax on all interest and fee payments under the Credit Documents, and (ii) comply from time to time with all Legal Requirements with regard to the withholding Tax exemption. If any of the foregoing is not true at any time or the applicable forms are not provided, then the Borrower and the Administrative Agent (without duplication) may deduct and withhold from interest and fee payments under the Credit Documents any Tax at the maximum rate under the IRC or other applicable Legal Requirement, and amounts so deducted and withheld shall be treated as paid to that Lender, Participant or Assignee, as the case may be, for all purposes under the Credit Documents.
     SECTION 3.20. Discharge and Reinstatement.
     Each Company’s obligations under the Credit Documents remain in full force and effect until no Lender has any commitment to extend credit under the Credit Documents and the Obligations are fully paid (except for provisions under the Credit Documents which by their terms expressly survive payment of the Obligations and termination of the Credit Documents). If any payment under any Credit Document is ever rescinded or must be restored or returned for any reason, then all Rights and obligations under the Credit Documents in respect of that payment are automatically reinstated as though the payment had not been made when due.
ARTICLE IV
COMMITMENT FEES
     SECTION 4.1. Commitment Fees.
     The Borrower shall pay to the Administrative Agent, for the account of each Lender, a commitment fee (“Commitment Fee”) for each day on the unused amount of such Lender’s Commitment as in effect on each such day, from the date of this Agreement until the Commitment Termination Date, payable in arrears on the last day of each March, June, September and December, commencing on the first such date that follows the date of this Agreement, and on the Commitment Termination Date, at a rate on each day equal to the Applicable Commitment Fee Rate in effect on such day.

     SECTION 4.2. Administrative Agent Fees.
     The Borrower shall pay to the Administrative Agent the fees from time to time as agreed to by the Borrower and the Administrative Agent in the Fee Letter.
ARTICLE V
CONDITIONS PRECEDENT
     This Agreement shall not be effective, the Borrower shall not have any rights under this Agreement, and the Administrative Agent and Lenders shall not be obligated to take, fulfill or perform any action hereunder, unless the Administrative Agent has received (i) all of the items described in Schedule 5, and (ii) payment in full of all fees, expenses and other amounts owing on the Closing Date. In addition, no Lender is obligated to fund (as opposed to continue or convert) any Borrowing unless on the date of the applicable Borrowing (and after giving effect to the requested Borrowing): (a) the Administrative Agent has timely received a properly completed and duly executed Borrowing Request; (b) all of the representations and warranties of the Companies in the Credit Documents are true and correct in all material respects (unless they speak to a specific date, are based on facts which have changed by transactions contemplated or expressly permitted (including as an express exception to the restrictions set forth in Article IX hereof) by this Agreement or, with the consent of the Required Lenders, are otherwise updated, modified or supplemented as of a subsequent date); (c) no Event of Default or Potential Default has occurred and is continuing; and (d) no limitation in Article II is or would be exceeded by the requested Borrowing. Each Borrowing Request, however delivered, constitutes the Borrower’s representation and warranty that the conditions in subsections (b) through (d) above are satisfied. Upon the Administrative Agent’s or any Lender’s reasonable request, the Borrower shall deliver to the Administrative Agent or such Lender evidence substantiating any of the matters in the Credit Documents that are necessary to enable the Borrower to qualify for the requested Borrowing. Each condition precedent in this Agreement (including, without limitation, those on Schedule 5) is material to the transactions contemplated by this Agreement, and time is of the essence with respect to each condition precedent. The Administrative Agent shall notify the Borrower and the Lenders of the Administrative Agent’s receipt of the documents described in this Article V and the resulting effectiveness of this Agreement.
ARTICLE VI
GUARANTIES
     The Borrower shall cause each Significant Subsidiary (other than Jonah Gas and any Excluded Subsidiary of the Borrower), whether now existing or in the future formed or acquired as permitted by the Credit Documents, to unconditionally guarantee the full payment and performance of the Obligations by execution of a Guaranty. Any Guaranty delivered by a Guarantor after the Closing Date pursuant to this Article VI shall be accompanied by (a) an opinion of counsel to such Guarantor as to the enforceability of such Guaranty and such other matters as the Administrative Agent may reasonably request, (b) certified copies of the Constituent Documents of such Guarantor, (c) certified copies of all corporate or partnership (as the case may be) authorizations and approvals of Governmental Authorities required in connection with the execution, delivery and performance by such Guarantor of such Guaranty, and (d) such other certificates, documents and other information regarding such Guarantor as the Administrative Agent may reasonably request.
ARTICLE VII
REPRESENTATIONS AND WARRANTIES
     The Borrower represents and warrants to the Administrative Agent and the Lenders as follows:
     SECTION 7.1. Purpose.
     The Borrower will use the proceeds of the Borrowings for (i) the repayment, repurchase or redemption by TE Products of the TE Products Senior Notes, (ii) the repayment of amounts outstanding under the Revolving Credit Agreement, and/or (iii) general partnership purposes.
     No Company is engaged principally, or as one of its important activities, in the business of extending credit for the purpose of purchasing or carrying any “margin stock” within the meaning of the Margin Regulations, and no part of the proceeds of any Borrowing will be used, directly or indirectly, for a purpose that violates any Legal Requirement, including the Margin Regulations.
     SECTION 7.2. Subsidiaries and Significant Subsidiaries.
     Schedule 7.2 describes the Borrower, all of its direct and indirect Subsidiaries and all of its Significant Subsidiaries as of the date hereof.
     SECTION 7.3. Existence, Authority and Good Standing.
     Each Company (other than any Excluded Subsidiary) is duly organized, validly existing and in good standing under the Legal Requirements of its jurisdiction of formation. Except where not a Material Adverse Event, each such Company is duly qualified to transact business and is in good standing in each jurisdiction where the nature and extent of its business and properties require due qualification and good standing (each of which jurisdictions is identified on Schedule 7.2). Each Company (other than any Excluded Subsidiary) possesses all requisite authority and power to conduct its business as is now being conducted and as proposed under the Credit Documents to be conducted and to own and operate its assets as now owned and operated and as proposed to be owned and operated under the Credit Documents.
     SECTION 7.4. Authorization and Contravention.
     The execution and delivery by each Company of each Credit Document to which it is a party and the performance by it of its obligations under those Credit Documents (a) are within its corporate, partnership or comparable organizational powers, (b) have been duly authorized by all necessary corporate, partnership or comparable organizational action, (c) require no notice to, consents or approval of, action by or filing with, any Governmental Authority (except any action or filing that has been taken or made on or before the Closing Date), (d) do not violate any provision of any of its Constituent Documents, and (e) except violations that individually or collectively are not a Material Adverse Event, do not violate any provision of Legal Requirement applicable to it or any material agreement to which it is a party.
     SECTION 7.5. Binding Effect.
     Upon execution and delivery by all parties to it, each Credit Document will constitute a legal and binding obligation of each Company party to it, enforceable against it in accordance with that Credit Document’s terms except as that enforceability may be limited by Debtor Laws and general principles of equity.
     SECTION 7.6. Current Financials.
     The Current Financials were prepared in accordance with GAAP and present fairly, in all material respects, the consolidated financial condition, results of operations and cash flows of the Companies as of, and for the portion of the fiscal year ending on their dates (subject only to normal year-end adjustments for interim statements). As of the Closing Date, no material adverse changes have occurred in such consolidated financial condition from that shown in the Current Financials.
     SECTION 7.7. Solvency.
     Each of the Borrower and each Guarantor is Solvent.
     SECTION 7.8. Litigation.
     Except (A) as disclosed on Schedule 7.8, (B) as disclosed in (1) the Financials of the Companies or of any Company or (2) a Form 8-K filed by any Company with any securities exchange, the Securities and Exchange Commission or any other similar governmental authority, in each case as the foregoing is furnished or deemed furnished pursuant to Section 8.1, (C) as disclosed pursuant to Section 8.1(e), or (D) for matters covered (subject to reasonable and customary deductible and retention) by insurance or indemnification agreements as to which the insurer or indemnifying party, as applicable, has not disputed liability, (a) no Company is subject to, or aware of the threat of, any Litigation that is reasonably likely to be determined adversely to any Company and, if so adversely determined, would be a Material Adverse Event, and (b) no outstanding and unpaid judgments against any Company exist that would be a Material Adverse Event.
     SECTION 7.9. Taxes.
     Except where not a Material Adverse Event, (a) all Tax returns of each Company required to be filed have been filed (or extensions have been granted) before delinquency, and (b) all Taxes imposed upon each Company that are due and payable have been paid before delinquency except as being contested as permitted by Section 8.5.
     SECTION 7.10. Compliance with Laws and Agreements.
     Except for the laws specifically covered in Sections 7.11 or 7.23 (as each is covered therein), each Company is in compliance with all laws, regulations and orders of any

Governmental Authority applicable to it or its property and all indentures, agreements and other instruments binding upon it or its property, except where the failure to so comply, individually or in the aggregate, would not be a Material Adverse Event.
     SECTION 7.11. Employee Plans.
     Except (A) as disclosed on Schedule 7.11, (B) as disclosed on (1) the Financials of the Companies or of any Company or (2) a Form 8-K filed by any Company with any securities exchange, the Securities and Exchange Commission or any other similar governmental authority, in each case as the foregoing is furnished or deemed furnished pursuant to Section 8.1, or (C) as disclosed pursuant to Section 8.1(e), or (D) where not a Material Adverse Event, (a) no Employee Plan has failed to satisfy the minimum funding standard under Section 302 of ERISA or Section 412 of the IRC, whether or not waived, or filed pursuant to Section 412(d) of the IRC (Section 412(c) of the IRC for Employee Plan years beginning after December 31, 2007) an application for a waiver of the minimum funding standard with respect to any Employee Plan, (b) neither any Company nor any ERISA Affiliate has incurred liability, except for liabilities for premiums that have been paid or that are not past due, under ERISA to the PBGC in connection with any Employee Plan, (c) neither any Company nor any ERISA Affiliate has withdrawn in whole or in part from participation in a Multiemployer Plan in a manner that has given rise to a withdrawal liability under Title IV of ERISA, (d) neither the Borrower nor any ERISA Affiliate has engaged in any “prohibited transaction” (as defined in Section 406 of ERISA or Section 4975 of the IRC), (e) no “reportable event” (as defined in Section 4043 of ERISA) has occurred excluding events for which the notice requirement is waived under applicable PBGC regulations, (f) neither any Company nor any ERISA Affiliate has any liability, or is subject to any Lien, under ERISA or the IRC to or on account of any Employee Plan, (g) each Employee Plan complies in all material respects, both in form and operation, with ERISA and the IRC, (h) no Multiemployer Plan subject to the IRC is in reorganization within the meaning of Section 418 of the IRC and (i) no Employee Plan has been terminated in a distress termination under Section 4041(c) of ERISA.
     SECTION 7.12. Debt.
     No Company has any Debt except as described on Schedule 7.12 or otherwise incurred after the date hereof in accordance with this Agreement.
     SECTION 7.13. Properties; Liens.
     Each Company (other than any Excluded Subsidiary) has good and indefeasible title to all of its property reflected on the Current Financials as being owned by it except for property that is obsolete or that has been disposed of in the ordinary course of business between the date of the Current Financials and the date of this Agreement or, after the date of this Agreement, as permitted by Sections 9.8 and 9.9. No Lien exists on any property of any Company (other than any Excluded Subsidiary) except as described on Schedule 7.13 and other Permitted Liens. No Company (other than any Excluded Subsidiary) is party or subject to any agreement, instrument or order which in any way restricts any such Company’s ability to allow Liens to exist upon any of its assets except (i) relating to Permitted Liens or (ii) as permitted pursuant to Section 9.17.

     SECTION 7.14. Governmental Regulations.
     No Company is subject to regulation under the Investment Company Act of 1940.
     SECTION 7.15. Transactions with Affiliates.
     Except as otherwise disclosed on Schedule 7.15 or permitted by Section 9.5, no Company is a party to a material transaction with any of its Affiliates.
     SECTION 7.16. Leases.
     Except where not a Material Adverse Event, (a) each Company enjoys peaceful and undisturbed possession under all leases necessary for the operation of its properties and assets, and (b) all material leases under which any Company is a lessee are in full force and effect.
     SECTION 7.17. Labor Matters.
     Except where not a Material Adverse Event, (a) no actual or threatened strikes, labor disputes, slow downs, walkouts, work stoppages or other concerted interruptions of operations that involve any employees employed at any time in connection with the business activities or operations at the Real Property exist, (b) hours worked by and payment made to the employees of any Company or any Predecessor have not been in violation of the Fair Labor Standards Act or any other applicable Legal Requirements pertaining to labor matters, (c) all payments due from any Company for employee health and welfare insurance, including, without limitation, workers compensation insurance, have been paid or accrued as a liability on its books, and (d) the business activities and operations of each Company are in compliance with OSHA and other applicable health and safety Legal Requirements.
     SECTION 7.18. Intellectual Property.
     Except where not a Material Adverse Event, (a) each Company owns or has the right to use all material licenses, patents, patent applications, copyrights, service marks, trademarks, trademark applications and trade names necessary to continue to conduct its businesses as presently conducted by it and proposed to be conducted by it immediately after the date of this Agreement, (b) each Company is conducting its business without infringement or claim of infringement of any license, patent, copyright, service mark, trademark, trade name, trade secret or other intellectual property right of others and (c) no infringement or claim of infringement by others of any material license, patent, copyright, service mark, trademark, trade name, trade secret or other intellectual property of any Company exists.
     SECTION 7.19. Insurance.
     All insurance required under Section 8.9 is in full force and effect.
     SECTION 7.20. Restrictions on Distributions.
     Except (i) as disclosed on Schedule 7.20, and (ii) for restrictions imposed on issuers of Hybrid Securities pursuant to the terms of the instruments and agreements evidencing and governing such Hybrid Securities, no Subsidiary (other than any Excluded Subsidiary) of the Borrower is subject to any restriction on such Subsidiary’s ability to directly or indirectly declare, make or pay Distributions to the Borrower.
     SECTION 7.21. Full Disclosure.
     Each fact or condition relating to any Company’s financial condition, business or property that is a Material Adverse Event has been disclosed in writing to the Administrative Agent. All information previously furnished by any Company to the Administrative Agent in connection with the Credit Documents (the “Disclosed Information”) was (and all information furnished in the future by any Company to the Administrative Agent will be) true and accurate in all material respects. As of the Closing Date, the Disclosed Information taken as a whole, was not misleading in any material respect and did not omit to disclose any matter the failure of which to be disclosed would result in any information contained in the Disclosed Information being misleading in any material respect.
     SECTION 7.22. Patriot Act.
     Each Company is in compliance, in all material respects, with the (i) the Trading with the Enemy Act, as amended, and each of the foreign assets control regulations of the United States Treasury Department (31 CFR, Subtitle B, Chapter V, as amended) and any other enabling legislation or executive order relating thereto, and (ii) the Uniting And Strengthening America By Providing Appropriate Tools Required To Intercept And Obstruct Terrorism (USA Patriot Act of 2001), in each case to the extent that such acts apply to any Company. No part of the proceeds of the Borrowings will be used, directly or indirectly, for any payments to any governmental official or employee, political party, official of a political party, candidate for political office, or anyone else acting in an official capacity, with the intent to obtain, retain or direct business or obtain any improper advantage, in violation of the United States Foreign Corrupt Practices Act of 1977, as amended, assuming in all cases that such Act applies to the Borrower.
     SECTION 7.23. Environmental Matters.
     Except (A) as disclosed on Schedule 7.23, (B) as disclosed on (1) the Financials of the Companies or of any Company or (2) a Form 8-K filed by any Company with any securities exchange, the Securities and Exchange Commission or any other similar governmental authority, in each case as the foregoing is furnished or deemed furnished pursuant to Section 8.1, or (C) as disclosed pursuant to Section 8.1(e), (a) no Company has received notice from any Governmental Authority that it has actual or potential Environmental Liability and no Company has knowledge that it has any Environmental Liability, which actual or potential Environmental Liability in either case constitutes a Material Adverse Event, and (b) no Company has received notice from any Governmental Authority that any Real Property is affected by, and no Company has knowledge that any Real Property is affected by, any Release of any Hazardous Substance which constitutes a Material Adverse Event.

ARTICLE VIII
AFFIRMATIVE COVENANTS
     Until the Commitments have been terminated and the Obligations have been fully paid and performed, the Borrower covenants and agrees with the Administrative Agent and the Lenders that, without first obtaining the Required Lenders’ written consent to the contrary:
     SECTION 8.1. Certain Items Furnished.
     The Borrower shall furnish or shall cause the following to be furnished to each Lender:
     (a) Annual Financials of the Borrower. Promptly after preparation but no later than 90 days after the last day of each fiscal year of the Borrower, Financials showing the consolidated financial condition and results of operations of the Borrower and its Subsidiaries as of, and for the year ended on, that last day setting forth in comparative form the figures for the previous fiscal year, accompanied by (i) the opinion, without material qualification, of KPMG LLP or other firm of nationally-recognized independent certified public accountants reasonably acceptable to the Required Lenders, based on an audit (other than in the case of consolidating Financials) using generally accepted auditing standards, that those Financials were prepared in accordance with GAAP and present fairly, in all material respects, the consolidated and consolidating financial condition and results of operations of the Borrower and its Subsidiaries, and (ii) a related Compliance Certificate from a Responsible Officer, on behalf of the Borrower.
     (b) Quarterly Reports. Promptly after preparation but no later than 45 days after the last day of each of the first three fiscal quarters of the Borrower and the Companies each year, Financials showing the consolidated financial condition and results of operations of the Borrower and its Subsidiaries for that fiscal quarter and for the period from the beginning of the current fiscal year to the last day of that fiscal quarter setting forth in each case in comparative form the figures for the corresponding quarter and the corresponding portion of the previous fiscal year, accompanied, in each case, by a related Compliance Certificate, together with a completed copy of the schedule to that certificate, signed by a Responsible Officer, on behalf of the Borrower.
     (c) Other Reports. Promptly after preparation and distribution, accurate and complete copies of all reports and other material communications about material financial matters or material corporate plans or projections by or for any Company for distribution to any Governmental Authority or any creditor, other than credit, trade and other reports prepared and distributed in the ordinary course of business and information otherwise furnished to the Administrative Agent and the Lenders under this Agreement.
     (d) Employee Plans. As soon as possible and within 30 days after any Company knows that any event which would constitute a reportable event under Section 4043(c) of Title IV of ERISA, other than an event for which the notice to the PBGC is waived under subsection .22,         .23, .27, .28, .29, .30, .31, .34 or .35 of PBGC Reg. Section 4043, with respect to any Employee Plan has occurred, or that the PBGC has instituted or will institute proceedings under ERISA to terminate that plan, deliver a certificate of a Responsible Officer of the Borrower setting forth details as to that reportable event and the action that the Borrower or an ERISA Affiliate, as the case may be, proposes to take with respect to it, together with a copy of any notice of that reportable event which may be required to be filed with the PBGC, or any notice delivered by the PBGC evidencing its intent to institute those proceedings or any notice to the PBGC that the plan is to be terminated, as the case may be. For all purposes of this section, each Company is deemed to have all knowledge of all facts attributable to the plan administrator under ERISA.
     (e) Other Notices. Notice, promptly after the Borrower knows, of (i) the existence and status of any Litigation that is reasonably likely to be adversely determined and, if determined adversely to any Company, would be a Material Adverse Event, (ii) any change in any material fact or circumstance represented or warranted by any Company in any Credit Document and (iii) an Event of Default or Potential Default, specifying the nature thereof and what action the Companies have taken, are taking or propose to take with respect to such event.
     (f) Other Information. Promptly when reasonably requested by the Administrative Agent or any Lender, such reasonable information (not otherwise required to be furnished under this Agreement) about any Company’s business affairs, assets and liabilities.
     The Borrower shall be deemed to have furnished the Financials required by Sections 8.1(a) and (b) to the extent such information has been timely made available on the United States of America Securities and Exchange Commission’s internet site (www.sec.gov) or on the Borrower’s internet site (at the date of this Agreement www.teppco.com), and, in each case, notice of the availability of such information has been given to each Lender.
     SECTION 8.2. Use of Credit.
     The Borrower shall use the proceeds of Borrowings only for the purposes specified in this Agreement.
     SECTION 8.3. Books and Records.
     The Borrower shall, and shall cause each other Company to, maintain books, records, and accounts necessary to prepare Financials in accordance with GAAP.
     SECTION 8.4. Inspections.
     Upon reasonable request and subject to compliance with applicable safety standards, with contractual privilege and non-disclosure agreements, and with the same conditions applicable to any Company in respect of property of that Company on the premises of other Persons, the Borrower shall, and shall cause each other Company to, allow the Administrative Agent or any Lender (or their respective Representatives) to inspect any of its properties, to review reports, files and other records and to make and take away copies thereof, to conduct reasonable tests or investigations, and to discuss any of its affairs, conditions and finances with its other creditors, directors, officers, employees or representatives from time to time, during reasonable business hours.
     SECTION 8.5. Taxes.
     The Borrower shall, and shall cause each other Company to, promptly pay when due any and all Taxes except Taxes that are being contested in good faith by lawful proceedings diligently conducted, against which reserve or other provision required by GAAP has been made, and in respect of which levy and execution of any Lien sufficient to be enforced has been and continues to be stayed.
     SECTION 8.6. Payment of Material Obligations.
     The Borrower shall, and shall cause each other Company (other than any Excluded Subsidiary) to, promptly pay (or renew and extend) all of its material obligations as they become due (unless the obligations are being contested in good faith by, if required, appropriate proceedings).
     SECTION 8.7. Expenses.
     Within ten Business Days after demand accompanied by an invoice describing the costs, fees and expenses in reasonable detail (and subject to any limitations separately agreed to in writing by the Borrower and the Administrative Agent in respect of costs, fees and expenses of the Administrative Agent or any of its Representatives), the Borrower shall pay (a) all costs, fees and reasonable expenses paid or incurred by the Administrative Agent incident to any Credit Document (including the reasonable fees and expenses of the Administrative Agent’s counsel in connection with the negotiation, preparation, delivery and execution of the Credit Documents and any related amendment, waiver or consent) and (b) all reasonable costs and expenses incurred by the Administrative Agent or any Lender in connection with the enforcement of the obligations of any Company under the Credit Documents or the exercise of any Rights under the Credit Documents (including reasonable attorneys’ fees and court costs), all of which are part of the Obligations, bearing interest (if not paid within ten Business Days after demand accompanied by an invoice describing the costs, fees and expenses in reasonable detail) on the portion thereof from time to time unpaid at the Default Rate until paid.
     SECTION 8.8. Maintenance of Existence, Assets and Business.
     The Borrower shall, and shall cause each other Company (other than any Excluded Subsidiary) to, (a) except in connection with dispositions permitted under Section 9.8, mergers, consolidations and dissolutions permitted under Section 9.9 and statutory conversions to another form of entity as permitted by applicable Legal Requirements, maintain its existence and good standing in its state of formation, and (b) except where not a Material Adverse Event, (i) maintain its authority to transact business and good standing in all other states, (ii) maintain all licenses, permits and franchises (including Environmental Permits) necessary for its business, and (iii) keep all of its material assets that are useful in and necessary to its business in good working order and condition (ordinary wear and tear excepted) and make all necessary repairs and replacements.
     SECTION 8.9. Insurance.
     The Borrower shall, and shall cause each other Company (other than any Excluded Subsidiary) to, at its cost and expense, maintain with financially sound, responsible and reputable insurance companies or associations (or, as to workers’ compensation or similar insurance, with an insurance fund or by self-insurance authorized by the jurisdictions in which it operates) insurance concerning its properties and businesses against casualties and contingencies and of types and in amounts (and with co-insurance and deductibles) as is customary in the case of similar businesses.
     SECTION 8.10. Environmental Matters.
     The Borrower shall, and shall cause each other Company to, (a) operate and manage its businesses and otherwise conduct its affairs in compliance with all Environmental Laws and Environmental Permits except to the extent noncompliance does not constitute a Material Adverse Event, (b) promptly deliver to the Administrative Agent a copy of any notice received from any Governmental Authority alleging that any such Company is not in compliance with any Environmental Law or Environmental Permit if the allegation constitutes a Material Adverse Event, and (c) promptly deliver to the Administrative Agent a copy of any notice received from any Governmental Authority alleging that any such Company has any potential Environmental Liability if the allegation constitutes a Material Adverse Event.
     SECTION 8.11. Indemnification.
     (a) AS USED IN THIS SECTION: (I) “INDEMNITEE” MEANS THE ADMINISTRATIVE AGENT, EACH LENDER, EACH PRESENT AND FUTURE AFFILIATE (WITH WHICH ANY COMPANY HAS ENTERED INTO A WRITTEN CONTRACTUAL ARRANGEMENT) OF THE ADMINISTRATIVE AGENT OR ANY LENDER, EACH PRESENT AND FUTURE REPRESENTATIVE OF THE ADMINISTRATIVE AGENT, ANY LENDER OR ANY OF THOSE AFFILIATES AND EACH PRESENT AND FUTURE SUCCESSOR AND PERMITTED ASSIGN OF THE ADMINISTRATIVE AGENT, ANY LENDER OR ANY OF THOSE AFFILIATES OR REPRESENTATIVES; AND (II) “INDEMNIFIED LIABILITIES” MEANS ALL KNOWN AND UNKNOWN, FIXED AND CONTINGENT, ADMINISTRATIVE, INVESTIGATIVE, JUDICIAL AND OTHER CLAIMS, DEMANDS, ACTIONS, CAUSES OF ACTION, INVESTIGATIONS, SUITS, PROCEEDINGS, AMOUNTS PAID IN SETTLEMENT, DAMAGES, JUDGMENTS, PENALTIES, COURT COSTS, LIABILITIES AND OBLIGATIONS (WHETHER BROUGHT BY A THIRD PARTY OR BY THE BORROWER OR ANY OTHER COMPANY, AND REGARDLESS OF WHETHER ANY INDEMNITEE IS A PARTY THERETO) – AND, WITHOUT DUPLICATION OF ANY OF THE FOREGOING, ALL COSTS AND REASONABLE EXPENSES AND DISBURSEMENTS (INCLUDING ALL REASONABLE ATTORNEYS’ FEES AND EXPENSES WHETHER OR NOT SUIT OR OTHER PROCEEDING EXISTS OR ANY INDEMNITEE IS PARTY TO ANY SUIT OR OTHER PROCEEDING) IN ANY WAY RELATED TO ANY OF THE FOREGOING — THAT MAY AT ANY TIME BE IMPOSED ON, INCURRED BY OR ASSERTED AGAINST (WHETHER BY A THIRD PARTY, THE BORROWER OR ANY OTHER COMPANY) ANY INDEMNITEE, WHETHER OR NOT BASED UPON OR ARISING FROM AN INDEMNITEE’S SOLE OR CONCURRENT ORDINARY NEGLIGENCE, AND IN ANY WAY ARISING OUT OF ANY (A) CREDIT DOCUMENT, THE COMMITMENT LETTER, TRANSACTION CONTEMPLATED BY ANY CREDIT DOCUMENT, THE COMMITMENT LETTER OR REAL PROPERTY, OR (B) ENVIRONMENTAL LIABILITY IN ANY WAY RELATED TO ANY COMPANY, PREDECESSOR, REAL PROPERTY OR ACT, OMISSION, STATUS, OWNERSHIP OR OTHER RELATIONSHIP, CONDITION OR

CIRCUMSTANCE CONTEMPLATED BY, CREATED UNDER OR ARISING PURSUANT TO OR IN CONNECTION WITH ANY CREDIT DOCUMENT.
     (b) THE BORROWER SHALL INDEMNIFY EACH INDEMNITEE FROM AND AGAINST, PROTECT AND DEFEND EACH INDEMNITEE FROM AND AGAINST, HOLD EACH INDEMNITEE HARMLESS FROM AND AGAINST, AND ON DEMAND PAY OR REIMBURSE EACH INDEMNITEE FOR, ALL INDEMNIFIED LIABILITIES.
     (c) THE FOREGOING PROVISIONS (i) ARE NOT LIMITED IN AMOUNT EVEN IF THAT AMOUNT EXCEEDS THE OBLIGATIONS, (ii) INCLUDE, WITHOUT LIMITATION, REASONABLE FEES AND EXPENSES OF ATTORNEYS AND OTHER COSTS AND EXPENSES OF LITIGATION OR PREPARING FOR LITIGATION AND DAMAGES OR INJURY TO PERSONS, PROPERTY OR NATURAL RESOURCES ARISING UNDER ANY STATUTORY OR COMMON LEGAL REQUIREMENT, PUNITIVE DAMAGES, FINES AND OTHER PENALTIES, (iii) ARE NOT AFFECTED BY THE SOURCE OR ORIGIN OF ANY HAZARDOUS SUBSTANCE, AND (iv) ARE NOT AFFECTED BY ANY INDEMNITEE’S INVESTIGATION, ACTUAL OR CONSTRUCTIVE KNOWLEDGE, COURSE OF DEALING OR WAIVER.
HOWEVER, NO INDEMNITEE IS ENTITLED TO BE INDEMNIFIED UNDER THE CREDIT DOCUMENTS FOR (I) ITS OWN INDIVIDUAL GROSS NEGLIGENCE OR INDIVIDUAL WILLFUL MISCONDUCT OR (II) INDEMNIFIED LIABILITIES THAT RESULT FROM A CLAIM BROUGHT BY THE BORROWER AGAINST AN INDEMNITEE FOR BREACH OF SUCH INDEMNITEE’S OBLIGATIONS HEREUNDER OR UNDER ANY OTHER CREDIT DOCUMENT, IF THE BORROWER OR APPLICABLE COMPANY HAS OBTAINED A FINAL AND NONAPPEALABLE JUDGMENT IN ITS FAVOR ON SUCH CLAIM AS DETERMINED BY A COURT OF COMPETENT JURISDICTION OR (B) BY AN INDEMNITEE OR ANY EQUITY-INTEREST OWNER OF ANY INDEMNITEE AGAINST ANY OTHER ONE OR MORE INDEMNITEES.
ARTICLE IX
NEGATIVE COVENANTS
     Until the Commitments have been terminated and the Obligations have been fully paid and performed, the Borrower covenants and agrees with the Administrative Agent and the Lenders that, without first obtaining the Required Lenders’ written consent to the contrary:
     SECTION 9.1. Debt.
     The Borrower will not cause or permit any other Company to create, incur, assume or suffer to exist any Debt except the following (the “Permitted Debt”):
     (a) Subsidiary Guaranties. Guaranties of any Debt of any other Company.
     (b) Permitted Non-Recourse Debt. Permitted Non-Recourse Debt.
     (c) Centennial Guaranty. Debt arising under the Centennial Guaranty.

     (d) Securitization Transactions. Debt owed to a Person other than the Borrower or any Subsidiaries in respect of any Securitization Transaction permitted by Section 9.8(f) in an aggregate amount not to exceed $125,000,000.
     (e) Existing Debt. The Debt described on Schedule 7.12, together with all renewals, extensions, amendments, modifications and refinancings of (but not any principal increases to) any of such Debt.
     (f) Intercompany Debt. Debt of any Company owing to the Borrower or any other Company that is a direct or indirect wholly-owned Subsidiary of the Borrower.
     (g) Jonah Gas Debt. Following the consummation of the Jonah-Enterprise Transactions and during any period when Enterprise Products Operating LLC or its affiliates (other than the Borrower or any other Company) own any partnership interests in Jonah Gas, Debt of Jonah Gas (i) owing to the owners of its partnership interests, and (ii) other Debt in an aggregate principal amount not to exceed $50,000,000.
     (h) Other Debt. Debt not otherwise described in the preceding clauses (a) through (g) so long as no Event of Default shall have occurred and be continuing, provided that following the consummation of the Jonah-Enterprise Transactions and during any period when Enterprise Products Operating LLC or its affiliates (other than the Borrower or any other Company) own any partnership interests in Jonah Gas, Jonah Gas shall not create, incur, assume or suffer to exist any Debt other than as described in the preceding clause (g).
     SECTION 9.2. Prepayments.
     The Borrower will not, and will not cause or permit any other Company, other than an Excluded Subsidiary, to, prepay or redeem or cause to be prepaid or redeemed any principal of, or any interest on, any of its Funded Debt except (a) the Obligations and (b) any of its other Funded Debt if (i) no Event of Default or Potential Default has occurred and is continuing immediately before, or will occur as a result of (or otherwise will occur immediately after), the prepayment or redemption, and (ii) in respect of any prepayment or redemption of the Senior Notes (other than the TE Products Senior Notes repaid, repurchased or redeemed with the proceeds of any Borrowings under this Agreement or borrowings under the Revolving Credit Agreement, or from cash generated from the operations of the Companies and not from the incurrence of Debt), the Borrower concurrently prepays to the Lenders Borrowings in a principal amount that is in the same proportion to the total Outstanding Credits immediately before such prepayment as the amount of principal of the Senior Notes then being prepaid or redeemed bears to the total principal amount of the Senior Notes immediately before such prepayment or redemption for application in accordance with Section 3.2(c)(iii).
     SECTION 9.3. Liens.
     The Borrower will not, and will not cause or permit any other Company: (a) to create, incur or suffer or permit to be created or incurred or to exist any Lien upon any of its assets except Permitted Liens or (b) to enter into or permit to exist any arrangement or agreement that directly or indirectly prohibits any Company from creating or incurring any Lien on any of its assets except (i) the Credit Documents, (ii) any lease that places a Lien prohibition on only the property subject to that lease and (iii) arrangements and agreements that apply only to property subject to Permitted Liens. The following are “Permitted Liens”:
     (a) Existing Liens. The Liens existing on the date of this Agreement and described on Schedule 7.13 and any renewal, extension, amendment or modification of any of such Lien, provided that the total principal amount secured by any such Lien never exceeds the total principal amount secured by such Lien on the date of this Agreement.
     (b) This Transaction. Liens, if any, granted at any time (i) to the Administrative Agent in favor of the Lenders to secure all of any part of the Obligations or (ii) for the benefit of any Lender or any of its Affiliates to secure any Company’s obligations under any one or more Hedging Agreements with such Lender or Affiliates in an aggregate amount for all Companies not to exceed $25,000,000 at any time outstanding.
     (c) Limited Funded Debt. Liens securing any Funded Debt in an aggregate principal or face amount not to exceed at any time outstanding ten percent (10%) of Consolidated Net Tangible Assets.
     (d) Foreclosed Properties. Liens existing on any property acquired by any Company in connection with the foreclosure or other exercise of its Lien on the property.
     (e) Setoffs. Rights of set off or recoupment and banker’s Liens, subject to any limitations imposed upon them in the Credit Documents.
     (f) Insurance. Pledges or deposits made to secure payment of workers’ compensation, unemployment insurance or other forms of governmental insurance or benefits or to participate in any fund in connection with workers’ compensation, unemployment insurance, pensions or other social security programs.
     (g) Bids and Bonds. Good faith pledges or deposits (i) for 10% or less of the amounts due under (and made to secure) any Company’s performance of bids, tenders, contracts (except for the repayment of borrowed money), (ii) in respect of any operating lease, that are for up to but not more than the greater of either 10% of the total rental obligations for the term of the lease or 50% of the total rental obligations payable during the first year of the lease, or (iii) made to secure statutory obligations, surety or appeal bonds, or indemnity, performance or other similar bonds benefiting any Company in the ordinary course of its business.
     (h) Permits. Conditions in any permit, license or order issued by a Governmental Authority for the ownership and operation of a pipeline that do not materially impair the ownership or operation of such pipeline.
     (i) Property Restrictions. Zoning and similar restrictions on the use of, and easements, restrictions, covenants, title defects and similar encumbrances on, any Real Property or pipeline right-of-way that, (i) do not materially impair the Company’s use of the Real Property or pipeline right-of-way and (ii) are not violated in any material respect by existing or proposed structures (including the pipeline) or land use.

     (j) Eminent Domain. The Right reserved to, or vested in, any Governmental Authority (or granted by a Governmental Authority to another Person) by the terms of any Right, franchise, grant, license, permit or Legal Requirements to purchase or recapture, or to designate a purchaser of, any property.
     (k) Inchoate Liens. If no Lien has been filed in any jurisdiction or agreed to, (i) claims and Liens for Taxes not yet due and payable or which are being contested in good faith and for which any reserves required by GAAP have been established, (ii) mechanic’s Liens and materialmen’s Liens for services or materials and similar Liens incident to construction and maintenance of real property, in each case for which payment is not yet due and payable, or which are being contested in good faith and for which any reserves required by GAAP have been established, (iii) landlord ’s Liens for rents or leases incurred in the ordinary course of business, in each case which are not yet due and payable or which are being contested in good faith and for which any reserves required by GAAP have been established, and (iv) Liens of warehousemen and carriers and similar Liens which were incurred in the ordinary course of business, in each case for which payment is not yet due and payable, or which are being contested in good faith and for which any reserves required by GAAP have been established.
     (l) Permitted Non-Recourse Debt. Liens securing obligations in respect of Permitted Non-Recourse Debt of any Subsidiary of the Borrower.
     (m) Securitization Transactions. Liens on accounts receivables and related rights that are the subject of any Securitization Transaction permitted by Section 9.8(f).
     (n) Refinancing Liens. Liens related to the extension, renewal, refinancing, refunding or replacement (or successive extensions, renewals, refinancings, refundings or replacements), in whole or in part, of clauses (a) and (b) of this Section 9.3; provided, however, that such Liens shall not cover or secure any other Debt or cover any other property except the Debt and property secured and covered immediately prior to such extension, renewal, refinancing, refunding or replacement.
     (o) Litigation of Judgment Inchoate Liens. Inchoate Liens in respect of pending litigation or with respect to a judgment which has not resulted in an Event of Default under Section 11.4.
     (p) Miscellaneous. Any of the following to the extent that the validity or amount is being contested in good faith and by appropriate and lawful proceedings diligently conducted, reserve or other appropriate provision (if any) required by GAAP has been made, levy and execution has not issued or continues to be stayed, and they do not individually or collectively detract materially from the value of the property of the Company in question or materially impair the use of that property in the operation of its business: (i) claims and Liens for Taxes; (ii) claims and Liens upon, and defects of title to, real or personal property, including any attachment of personal or real property or other legal process before adjudication of a dispute on the merits; (iii) claims and Liens of mechanics, materialmen, warehousemen, carriers, landlords or other similar Liens; (iv) Liens incident to construction and maintenance of real property; and (v) adverse judgments, attachments or orders on appeal for the payment of money.

     SECTION 9.4. Employee Plans.
     Except as disclosed on Schedule 7.11 or where not a Material Adverse Event, the Borrower will not, and will not cause or permit any other Company to, permit any of the events or circumstances described in Section 7.11 to exist or occur.
     SECTION 9.5. Transactions with Affiliates.
     The Borrower will not, and will not cause or permit any other Company to, enter into any material transaction with any of its Affiliates except (a) those described on Schedule 7.15, (b) transactions between the Borrower and a Guarantor, (c) transactions permitted under Section 9.1 or 9.7, (d) transactions in the ordinary course of business and upon fair and reasonable terms not materially less favorable than it could obtain or could become entitled to in an arm’s-length transaction with a Person that was not its Affiliate, (e) compensation arrangements in the ordinary course of business with directors and officers of the Companies, and (f) the Jonah-Enterprise Transactions.
     SECTION 9.6. Compliance with Legal Requirements and Documents.
     The Borrower will not, and will not cause or permit any other Company to: (a) violate the provisions of any Legal Requirements (including, without limitation, OSHA and Environmental Laws) applicable to it or of any material agreement to which it is a party if that violation alone, or when aggregated with all other violations of Legal Requirements or other material agreements, would be a Material Adverse Event, (b) violate in any material respect any provision of its Constituent Documents, or (c) repeal, replace or amend any provision of its Constituent Documents if that action would be a Material Adverse Event.
     SECTION 9.7. Distributions.
     The Borrower will not, and will not cause or permit any other Company to declare, make or pay any Distribution other than (a) Distributions from any Subsidiary of the Borrower to the Borrower and the other owners (if any) of Equity Interests in such Subsidiary, and (b) Distributions by the Borrower that (i) will not violate its Constituent Documents and (ii) do not exceed “Available Cash” as defined in the Borrower’s Agreement of Limited Partnership, in each case, so long as no Event of Default or Potential Default has occurred and is continuing or will occur as a result of such Distribution.
     SECTION 9.8. Disposition of Assets.
     The Borrower will not, and will not cause or permit any other Company (other than any Excluded Subsidiary) to, sell, assign, lease, transfer or otherwise dispose of any of its assets (including equity interests in any other Company), except that the Borrower or any other Company may make any such disposition so long as no Potential Default or Event of Default has occurred and is continuing or would result therefrom and the Borrower has determined in good faith that each such disposition is in the best interests of the Borrower or such other Company.
     SECTION 9.9. Mergers, Consolidations and Dissolutions. The Borrower will not, and will not cause or permit any other Company (other than any Excluded Subsidiary) to, merge or consolidate with any other Person or dissolve, except (a) so long as no Event of Default or Potential Default has occurred and is continuing or will occur as a result of such transaction, any merger or consolidation involving one or more Companies (so long as, if the Borrower is involved, it is the survivor), and (b) dissolution of any Company (other than the Borrower) if substantially all of its assets have been conveyed to any Company or disposed of as permitted in Section 9.8.
     SECTION 9.10. Amendment of Constituent Documents.
     The Borrower will not, and will not cause or permit any other Company (other than any Excluded Subsidiary) to, materially amend or modify its Constituent Documents.
     SECTION 9.11. Assignment.
     The Borrower will not, and will not cause or permit any other Company to, assign or transfer any of its Rights, duties or obligations under any of the Credit Documents.
     SECTION 9.12. Fiscal Year and Accounting Methods.
     The Borrower will not, and will not cause or permit any other Company to, change its fiscal year for accounting purposes or any material aspect of its method of accounting except to conform any new Subsidiary’s accounting methods to the Borrower’s accounting methods.
     SECTION 9.13. New Business.
     The Borrower will not, and will not cause or permit any other Company to, engage in any business except the businesses in which it is presently engaged and any other reasonably related business.
     SECTION 9.14. Government Regulations.
     The Borrower will not, and will not cause or permit any other Company to, conduct its business in a way that causes the Borrower or such Company to become regulated under the Investment Company Act of 1940.
     SECTION 9.15. Senior Notes.
     The Borrower will not, and will not cause or permit any other Company to, (i) amend or modify any scheduled date of payment of principal under the Senior Notes or the related Indentures relating to such Senior Notes, or (ii) increase the stated rate of any interest applicable to the Senior Notes; provided, however, that the Borrower and TE Products shall be permitted to repay, repurchase and redeem the TE Products Senior Notes with the proceeds of Borrowings under this Agreement or borrowings under the Revolving Credit Agreement or from cash generated from the operations of the Companies and not from the incurrence of Debt.

     SECTION 9.16. Strict Compliance.
     The Borrower will not, and will not cause or permit any other Company to, do indirectly anything that it may not do directly under any covenant in any Credit Document.
     SECTION 9.17. Restrictive Agreements.
     The Borrower will not, and will not cause or permit any other Company to, enter into any agreement, contract, arrangement or other obligation if the effect of such agreement, contract, arrangement or other obligation is (a) to impose any restriction on the ability of any such Subsidiary to make or declare Distributions to the holders of its Equity Interests that is more restrictive than the restrictions that are in effect on the date of this Agreement and disclosed on Schedule 7.20, other than (i) any restrictions imposed in connection with (A) the issuance by any Subsidiary of the Borrower of Permitted Non-Recourse Debt or any Hybrid Securities or (B) any Securitization Transaction, in each case as provided in the instruments and agreements evidencing or governing such transactions, or (ii) customary net worth provisions in leases and other agreements (other than in respect of Funded Debt) entered into by any Company in the ordinary course, or (b) to restrict the ability of any Company to create or maintain Liens on its assets in favor of the Administrative Agent and the Lenders to secure, in whole or part, the Obligations, except with respect to (i) agreements, contracts, arrangements or other obligations of any Subsidiary of the Borrower acquired by the Borrower or any Subsidiary of the Borrower after the date hereof to the extent that such acquired Subsidiary was a party to such agreements, contracts, arrangements or other obligations prior to its acquisition by the Borrower or any Subsidiary of the Borrower and not in contemplation thereof, (ii) the issuance by any Subsidiary of the Borrower of Permitted Non-Recourse Debt with respect to any assets acquired with such Permitted Non-Recourse Debt, (iii) any Securitization Transactions with respect to the accounts receivable and related rights subject to such Securitization Transactions, (iv) (A) a lease, license or similar contract, which restricts in a customary manner the subletting, assignment or transfer of any property or asset that is subject thereto or the assignment or transfer of any such lease, license or other contract, (B) mortgages, deeds of trust, pledges or other security agreements, the entry into which does not result in an Event of Default, securing Debt of any Company, which restricts the transfer of the property subject to such mortgages, deeds of trust, pledges or other security agreements, or (C) customary provisions restricting dispositions of real property interests set forth in any reciprocal easement agreements of any Company, (v) restrictions on the transfer of assets which are imposed by the holder of such Lien, provided that the incurrence of such Lien does not result in an Event of Default, (vi) any agreement to, directly or indirectly, sell or otherwise dispose of assets or Equity Interests to any Person pending the closing of such sale, provided that the consummation of such sale does not result in an Event of Default and such restriction is limited to the property that is subject to such sale or disposal, (vii) customary provisions in joint venture agreements and other similar agreements (in each case relating solely to the respective joint venture or similar entity or the Equity Interests therein) entered into in the ordinary course of business, and (viii) (A) purchase money obligations for property acquired in the ordinary course of business and (B) Capitalized Lease obligations, the entry into which do not result into an Event of Default provided that such restrictions are limited to the property that is subject to such purchase money obligations or Capitalized Lease, as the case may be.

ARTICLE X
FINANCIAL COVENANTS
     Until the Commitments have been terminated and the Obligations have been fully paid and performed, the Borrower covenants and agrees with the Administrative Agent and the Lenders that, without first obtaining the Required Lenders’ consent to the contrary:
     SECTION 10.1. Intentionally Omitted.
     SECTION 10.2. Consolidated Funded Debt to Pro Forma EBITDA.
     As of the last day of each fiscal quarter of the Borrower, the ratio of Consolidated Funded Debt to Pro Forma EBITDA for the period consisting of four consecutive fiscal quarters taken as a single accounting period and ending on such day shall be less than 5.00 to 1.00 (the “Required Threshold”); provided, however, that if the Borrower consummates one or more Acquisitions not prohibited hereunder and as a result of such Acquisitions the ratio of Consolidated Funded Debt to Pro Forma EBITDA equals or exceeds 5.00 to 1.00, then the required Threshold shall be increased to 5.50 to 1.00 for the last day of the fiscal quarter in which the Acquisition (the “Acquisition Quarter”) occurred and the last day of the first full fiscal quarter following the Acquisition Quarter. For purposes of this Section 10.2, to the extent Consolidated Funded Debt includes Hybrid Securities, then an amount of such Hybrid Securities not to exceed a total of 15% of Consolidated Total Capitalization shall be excluded from Consolidated Funded Debt, and Pro Forma EBITDA may include at the Borrower’s option any Material Project EBITDA Adjustments as provided in the definition of Adjusted Consolidated EBITDA.
ARTICLE XI
EVENTS OF DEFAULT
     The term “Event of Default” means the occurrence of any one or more of the following:
     SECTION 11.1. Payment of Obligations.
     The Borrower’s failure or refusal to pay (a) principal of any Borrowing on or before the date due or (b) any other part of the Obligations (including fees due under the Credit Documents) on or before three Business Days after the date due.
     SECTION 11.2. Covenants.
     Any Company’s failure or refusal to punctually and properly perform, observe and comply with any covenant (other than covenants to pay the Obligations) applicable to it:
     (a) In Article 9 or 10; or
     (b) In Section 8.1, and such failure or refusal continues for ten days after the earlier of (i) any Company’s obtaining knowledge of such failure or refusal and (ii) any Company’s being notified of such failure or refusal by the Administrative Agent or any Lender; or

     (c) In any other provision of any Credit Document, and that failure or refusal continues for 30 days after the earlier of (i) any Company’s obtaining knowledge of such failure or refusal and (ii) any Company’s being notified of such failure or refusal by the Administrative Agent or any Lender.
     SECTION 11.3. Debtor Relief.
     The Borrower or any Significant Subsidiary (a) is not Solvent, (b) fails to pay its Debts generally as they become due, (c) voluntarily seeks, consents to or acquiesces in the benefit of any Debtor Law, or (d) becomes a party to or is made the subject of any proceeding (except as a creditor or claimant) provided for by any Debtor Law (unless, if the proceeding is involuntary, the applicable petition is dismissed within 60 days after its filing).
     SECTION 11.4. Judgments and Attachments.
     One or more final judgments are entered against the Borrower or any Subsidiary in an aggregate amount exceeding $25,000,000 (to the extent not covered by independent third-party insurance as to which the insurer has not disputed coverage or third-party indemnity or similar agreement as to which the obligor thereunder has not disputed liability), and (a) the same shall remain undischarged for a period of 60 days during which execution shall not be effectively stayed or (b) a judgment creditor has attached or levied upon any material asset of the Borrower or any Significant Subsidiary to enforce any such judgment, which attachment or levy has not been stayed or discharged.
     SECTION 11.5. Government Action.
     Either (a) a final non-appealable order is issued by any Governmental Authority (including the United States Justice Department) seeking to cause any Company (other than any Excluded Subsidiary) to divest a significant portion of its assets under any antitrust, restraint of trade, unfair competition, industry or similar Legal Requirements, or (b) any Governmental Authority condemns, seizes or otherwise appropriates or takes custody or control of all or any substantial portion of any Company’s (other than any Excluded Subsidiary) assets and, in either case, such event constitutes a Material Adverse Event.
     SECTION 11.6. Misrepresentation.
     Any representation or warranty made by any Company in any Credit Document at any time proves to have been materially incorrect when made.
     SECTION 11.7. Change of Control.
     Any one or more of the following occurs or exists: (a) the Borrower ceases to own (i) at least 99.999% of the Equity Interests in TE Products, TCTM, or Midstream; or (ii) directly or indirectly, 100% of the Equity Interests of TEPPCO GP; or (b) Texas Eastern, Enterprise GP Holdings L.P. or any direct or indirect wholly owned Subsidiary of Enterprise GP Holdings L.P. which has no other assets or businesses other than Equity Interests of the Borrower ceases to be the sole general partner of the Borrower; or (c) TEPPCO GP or any direct or indirect wholly owned Subsidiary of the Borrower which has no other assets other than Equity Interests of TE

Products, TCTM, Midstream, Jonah Gas, or any other Subsidiary of the Borrower and has no businesses other than serving as a general partner, managing member or manager of such entities ceases to be the sole general partner, managing member or manager of TE Products, TCTM, or Midstream; or (d) TEPPCO GP and Midstream or any one or more direct or indirect wholly owned Subsidiaries of the Borrower, each of which has no other assets other than Equity Interests of TE Products, TCTM, Midstream or any other Subsidiary of the Borrower and has no businesses other than serving as a general partner, managing member or manager of such entities cease to be the sole general partners, managing members or managers of (or if Jonah Gas has only one general partner, managing member or manager, the sole general partner, managing member or manager of) Jonah Gas; or (e) EPCO, Inc. or Enterprise GP Holdings L.P. ceases to own, directly or indirectly, 100% of the Equity Interests of Texas Eastern; or (f) Midstream ceases to own (i) at least 99.999% of the Equity Interests in Val Verde, and (ii) 100% of the Equity Interests in TEPPCO NGL Pipelines, LLC. Notwithstanding the foregoing, no Potential Default or Event of Default shall be deemed to have occurred or exist under this Section 11.7 as a result of the consummation of the Jonah-Enterprise Transactions unless the Borrower, directly or indirectly, ceases to own at least 60% of the outstanding Equity Interests of Jonah Gas.
     SECTION 11.8. Other Debt.
     In respect of the Senior Notes or any other Debt owed by any Company (other than the Obligations) individually or collectively of at least $25,000,000 (a) any Company fails to make any payment when due (inclusive of any grace, extension, forbearance or similar period), or (b) any default or other event or condition occurs or exists beyond the applicable grace or cure period, the effect of which is to cause or to permit any holder of that Debt to cause (whether or not it elects to cause) any of that Debt to become due before its stated maturity or regularly scheduled payment dates, or (c) any of that Debt is declared to be due and payable or required to be prepaid by any Company before its stated maturity.
     SECTION 11.9. Reserved.
     SECTION 11.10. Validity and Enforceability.
     Once executed, this Agreement, any Note or any Guaranty ceases to be in full force and effect in any material respect or is declared to be null and void or its validity or enforceability is contested in writing by any Company party to it or any Company party to it denies in writing that it has any further liability or obligations under it except in accordance with that document’s express provisions or as the appropriate parties under Section 14.8 below may otherwise agree in writing.
     SECTION 11.11. Hedging Agreements.
     In respect of any obligation under any Hedging Agreement entered into by any Company individually or collectively of at least $25,000,000 (a) any Company fails to make any payment when due (inclusive of any grace, extension, forbearance or similar period), the effect of which is to cause or permit the counterparty to cause (whether or not it elects to cause) any of the obligations under such Hedging Agreement to become due before its stated payment date, or (b) any default or other event or condition occurs or exists beyond the applicable grace or cure period, the effect of which is to cause or permit the counterparty to cause (whether or not it elects to cause) any of the obligations under such Hedging Agreement to become due before its stated payment date or (c) any such obligation is declared to be due and payable or required to be prepaid by any Company before its stated payment date.
     SECTION 11.12. ERISA Events.
     An ERISA Event shall have occurred that, when taken together with other ERISA Events that have occurred, could reasonably be expected to result in a Material Adverse Event, and 30 days after notice shall have been given to the Borrower from any Governmental Authority with respect to such ERISA Event, such ERISA Event shall still exist.
ARTICLE XII
RIGHTS AND REMEDIES
     SECTION 12.1. Remedies Upon Event of Default.
     (a) Debtor Relief. Upon the occurrence of an Event of Default under Section 11.3, the Commitments shall automatically terminate, and the entire outstanding principal amount of the Borrowings and all other accrued and unpaid portions of the Obligations shall automatically become due and payable without any action of any kind whatsoever.
     (b) Other Events of Default. If any Event of Default has occurred and is continuing, subject to the terms of Section 13.5(b), the Administrative Agent shall at the request, or may with the consent, of the Required Lenders, upon notice to the Borrower, do any one or more of the following: (i) If the maturity of the Obligations has not already been accelerated under Section 12.1(a), declare the outstanding principal amount of the Borrowings and all other accrued and unpaid portion of the Obligations immediately due and payable, whereupon they shall be due and payable; (ii) terminate the Commitments; (iii) reduce any claim to judgment and (iv) exercise any and all other legal or equitable Rights afforded by the Credit Documents, by applicable Legal Requirements, or in equity.
     (c) Offset. If an Event of Default has occurred and is continuing, to the extent lawful, upon notice to the Borrower, each Lender may exercise the Rights of offset and banker’s lien against each and every account and other property, or any interest therein, which the Borrower may now or hereafter have with, or which is now or hereafter in the possession of, such Lender to the extent of the full amount of the Obligations then matured and owed to that Lender.
     SECTION 12.2. Company Waivers.
     To the extent lawful, the Borrower waives all other presentment and demand for payment, protest, notice of intention to accelerate, notice of acceleration and notice of protest and nonpayment and agrees that its liability with respect to all or any part of the Obligations is not affected by any renewal or extension in the time of payment of all or any part of the Obligations, by any indulgence, or by any release or change in any security for the payment of all or any part of the Obligations.

     SECTION 12.3. Not in Control.
     Nothing in any Credit Documents gives or may be deemed to give to the Administrative Agent or any Lender the Right to exercise control over any Company’s Real Property, other assets, affairs or management or to preclude or interfere with any Company’s compliance with any Legal Requirement or require any act or omission by any Company that may be harmful to Persons or property. Any “Material Adverse Event” or other materiality or substantiality qualifier of any representation, warranty, covenant, agreement or other provision of any Credit Document is included for credit documentation purposes only and does not imply or be deemed to mean that the Administrative Agent or any Lender acquiesces in any non-compliance by any Company with any Legal Requirement, document, or otherwise or does not expect the Companies to promptly, diligently and continuously carry out all appropriate removal, remediation, compliance, closure or other activities required or appropriate in accordance with all Environmental Laws. The Administrative Agent’s and the Lenders’ power is limited to the Rights provided in the Credit Documents. All of those Rights exist solely (and may be exercised in manner calculated by the Administrative Agent or the Lenders in their respective good faith business judgment) to assure payment and performance of the Obligations.
     SECTION 12.4. Course of Dealing.
     The acceptance by the Administrative Agent or the Lenders of any partial payment on the Obligations is not a waiver of any Event of Default then existing. No waiver by the Administrative Agent, the Required Lenders or the Lenders of any Event of Default is a waiver of any other then-existing or subsequent Event of Default. No delay or omission by the Administrative Agent, the Required Lenders or the Lenders in exercising any Right under the Credit Documents impairs that Right or is a waiver thereof or any acquiescence therein, nor will any single or partial exercise of any Right preclude other or further exercise thereof or the exercise of any other Right under the Credit Documents or otherwise.
     SECTION 12.5. Cumulative Rights.
     All Rights available to the Administrative Agent, the Required Lenders and the Lenders under the Credit Documents are cumulative of and in addition to all other Rights granted to the Administrative Agent, the Required Lenders and the Lenders at law or in equity, whether or not the Obligations are due and payable and whether or not the Administrative Agent, the Required Lenders or the Lenders have instituted any suit for collection, foreclosure or other action in connection with the Credit Documents.
     SECTION 12.6. Application of Proceeds.
     Any and all proceeds ever received by the Administrative Agent or the Lenders from the exercise of any Rights pertaining to the Obligations shall be applied to the Obligations according to Section 3.11.
     SECTION 12.7. Expenditures by Lenders.
     Any costs and reasonable expenses spent or incurred by the Administrative Agent or any Lender in the exercise of any Right under any Credit Document shall be payable by the Borrower to the Administrative Agent within ten Business Days after such Person made demand for payment of such amount from Borrower, accompanied by copies of supporting invoices or statements (if any), shall become part of the Obligations and shall bear interest at the Default Rate from the date spent until the date repaid.
     SECTION 12.8. Limitation of Liability.
     Neither the Administrative Agent nor any Lender shall be liable to any Company for any amounts representing indirect, special or consequential damages suffered by any Company, except where such amounts are based substantially on willful misconduct by the Administrative Agent or such Lender, but then only to the extent any damages resulting from such willful misconduct are covered by the Administrative Agent’s or such Lender’s fidelity bond or other insurance.
ARTICLE XIII
ADMINISTRATIVE AGENT AND LENDERS
     SECTION 13.1. The Administrative Agent.
     (a) Appointment. Each Lender appoints the Administrative Agent (including, without limitation, each successor Administrative Agent in accordance with this Section 13.1) as its nominee and agent to act in its name and on its behalf (and the Administrative Agent and each such successor accepts that appointment): (i) to act as its nominee and on its behalf in and under all Credit Documents; (ii) to arrange the means whereby its funds are to be made available to the Borrower under the Credit Documents; (iii) to take any action that it properly requests under the Credit Documents (subject to the concurrence of other Lenders as may be required under the Credit Documents); (iv) to receive all documents and items to be furnished to it under the Credit Documents; (v) to be the secured party, mortgagee, beneficiary, recipient and similar party in respect of any collateral for the benefit of the Lenders (at any time an Event of Default or Potential Default has occurred and is continuing); (vi) to promptly distribute to it all material information, requests, documents and items received from any Company under the Credit Documents; (vii) to promptly distribute to it its ratable part of each payment or prepayment (whether voluntary, as proceeds of collateral upon or after foreclosure, as proceeds of insurance thereon or otherwise) in accordance with the terms of the Credit Documents; and (viii) to deliver to the appropriate Persons requests, demands, approvals and consents received from it. The Administrative Agent, however, may not be required to take any action that exposes it to personal liability or that is contrary to any Credit Document or applicable Legal Requirement.
     (b) Successor. The Administrative Agent may, subject (at any time no Event of Default or Potential Default has occurred and is continuing) to the Borrower’s prior written consent that may not be unreasonably withheld, assign all of its Rights and obligations as the Administrative Agent under the Credit Documents to any of its Affiliates, which Affiliate shall then be the successor Administrative Agent under the Credit Documents. The Administrative Agent may also, upon 30 days’ prior notice to the Borrower, voluntarily resign. If the initial or any successor Administrative Agent ever ceases to be a party to this Agreement or if the initial or any successor Administrative Agent ever resigns, then the Required Lenders shall (which, if no Event of Default or Potential Default has occurred and is continuing, is subject to the Borrower’s approval that may not be unreasonably withheld) appoint the successor Administrative Agent from among the Lenders (other than the resigning Administrative Agent). If the Required Lenders fail to appoint a successor Administrative Agent within 30 days after the resigning Administrative Agent has given notice of resignation, then the resigning Administrative Agent may, on behalf of the Lenders, upon 30 days prior notice to the Borrower, appoint a successor Administrative Agent, subject (at any time no Event of Default or Potential Default has occurred and is continuing) to the Borrower’s prior written consent that may not be unreasonably withheld, which must be a commercial bank having a combined capital and surplus of at least $1,000,000,000 (as shown on its most recently published statement of condition). Upon its acceptance of appointment as successor Administrative Agent, the successor Administrative Agent shall succeed to and become vested with all of the Rights of the prior Administrative Agent, and the prior Administrative Agent shall be discharged from its duties and obligations as Administrative Agent under the Credit Documents, and each Lender shall execute the documents that any Lender, the resigning Administrative Agent or the successor Administrative Agent reasonably requests to reflect the change. After any Administrative Agent’s resignation as the Administrative Agent under the Credit Documents, the provisions of this section inure to its benefit as to any actions taken or not taken by it while it was the Administrative Agent under the Credit Documents.
     (c) Rights as Lender. The Administrative Agent, in its capacity as a Lender, has the same Rights under the Credit Documents as any other Lender and may exercise those Rights as if it were not acting as the Administrative Agent. The Administrative Agent’s resignation or removal does not impair or otherwise affect any Rights that it has or may have in its capacity as an individual Lender. Each Lender and the Borrower agree that the Administrative Agent is not a fiduciary for the Lenders or the Borrower but is simply acting in the capacity described in this Agreement to alleviate administrative burdens for the Borrower and the Lenders, that the Administrative Agent has no duties or responsibilities to the Lenders or the Borrower except those expressly set forth in the Credit Documents, and that the Administrative Agent in its capacity as a Lender has the same Rights as any other Lender.
     (d) Other Activities. The Administrative Agent or any Lender may now or in the future be engaged in one or more loan, letter of credit, leasing or other financing transactions with the Borrower, act as trustee or depositary for the Borrower or otherwise be engaged in other transactions with the Borrower (collectively, the “other activities”) not the subject of the Credit Documents. Without limiting the Rights of the Lenders specifically set forth in the Credit Documents, neither the Administrative Agent nor any Lender is responsible to account to the other Lenders for those other activities, and no Lender shall have any interest in any other Lender’s activities, any present or future guaranties by or for the account of the Borrower that are not contemplated by or included in the Credit Documents, any present or future offset exercised by the Administrative Agent or any Lender in respect of those other activities, any present or future property taken as security for any of those other activities or any property now or hereafter in the Administrative Agent’s or any other Lender’s possession or control that may be or become security for the obligations of the Borrower arising under the Credit Documents by reason of the general description of indebtedness secured or of property contained in any other agreements, documents or instruments related to any of those other activities (but, if any payments in respect of those guaranties or that property or the proceeds thereof is applied by the

Administrative Agent or any Lender to reduce the Obligations, then each Lender is entitled to share in the application as provided in the Credit Documents).
     SECTION 13.2. Expenses.
     Each Lender shall pay its Commitment Percentage of any reasonable expenses (including court costs, reasonable attorneys’ fees and other costs of collection) incurred by the Administrative Agent or in connection with any of the Credit Documents if the Administrative Agent is not reimbursed from other sources within 30 days after incurrence. Each Lender is entitled to receive its Commitment Percentage of any reimbursement that it makes to the Administrative Agent if the Administrative Agent is subsequently reimbursed from other sources.
     SECTION 13.3. Proportionate Absorption of Losses.
     Except as otherwise provided in the Credit Documents, nothing in the Credit Documents gives any Lender any advantage over any other Lender insofar as the Obligations are concerned or relieves any Lender from ratably absorbing any losses sustained with respect to the Obligations (except to the extent unilateral actions or inactions by any Lender result in the Borrower or any other obligor on the Obligations having any credit, allowance, setoff, defense or counterclaim solely with respect to all or any part of that Lender’s part of the Obligations).
     SECTION 13.4. Delegation of Duties; Reliance.
     The Lenders may perform any of their duties or exercise any of their Rights under the Credit Documents by or through the Administrative Agent and the Lenders and the Administrative Agent may perform any of their duties or exercise any of their Rights under the Credit Documents by or through their respective Representatives. The Administrative Agent, the Lenders and their respective Representatives (a) are entitled to rely upon (and shall be protected in relying upon) any written or oral statement believed by it or them to be genuine and correct and to have been signed or made by the proper Person and, with respect to legal matters, upon opinion of counsel selected by the Administrative Agent or that Lender (but nothing in this clause (a) permits the Administrative Agent to rely on (i) oral statements if a writing is required by this Agreement or (ii) any other writing if a specific writing is required by this Agreement), (b) are entitled to deem and treat each Lender as the owner and holder of its portion of the Obligations for all purposes until written notice of the assignment or transfer is given to and received by the Administrative Agent (and any request, authorization, consent or approval of any Lender is conclusive and binding on each subsequent holder, assignee or transferee of or Participant in that Lender’s portion of the Obligations until that notice is given and received), (c) are not deemed to have notice of the occurrence of an Event of Default unless a responsible officer of the Administrative Agent, who handles matters associated with the Credit Documents and transactions thereunder, has actual knowledge or the Administrative Agent has been notified by a Lender or the Borrower, and (d) are entitled to consult with legal counsel (including counsel for the Borrower), independent accountants, and other experts selected by the Administrative Agent and are not liable for any action taken or not taken in good faith by it in accordance with the advice of counsel, accountants or experts.

     SECTION 13.5. Limitation of the Administrative Agent’s Liability.
     (a) Exculpation. Neither the Administrative Agent nor any of its Affiliates or Representatives will be liable to any Lender for any action taken or omitted to be taken by it or them under the Credit Documents in good faith and believed by it to be within the discretion or power conferred upon it or them by the Credit Documents or be responsible for the consequences of any error of judgment (except for gross negligence or willful misconduct), and neither the Administrative Agent nor any of its Affiliates or Representatives has a fiduciary relationship with any Lender by virtue of the Credit Documents (but nothing in this Agreement negates the obligation of the Administrative Agent to account for funds received by it for the account of any Lender).
     (b) Indemnity. Unless indemnified to its satisfaction against loss, cost, liability and expense, the Administrative Agent may not be compelled to do any act under the Credit Documents or to take any action toward the execution or enforcement of the powers thereby created or to prosecute or defend any suit in respect of the Credit Documents. If the Administrative Agent requests instructions from the Lenders or the Required Lenders, as the case may be, with respect to any act or action in connection with any Credit Document, the Administrative Agent is entitled to refrain (without incurring any liability to any Person by so refraining) from that act or action unless and until it has received instructions. In no event, however, may the Administrative Agent or any of its Representatives be required to take any action that it or they determine could incur for it or them criminal or onerous civil liability. Without limiting the generality of the foregoing, no Lender has any right of action against the Administrative Agent as a result of the Administrative Agent’s acting or refraining from acting under this Agreement in accordance with instructions of the Required Lenders.
     (c) Reliance. The Administrative Agent is not responsible to any Lender or any Participant for, and each Lender represents and warrants that it has not relied upon the Administrative Agent in respect of, (i) the creditworthiness of any Company and the risks involved to such Lender, as the case may be, (ii) the effectiveness, enforceability, genuineness, validity or the due execution of any Credit Document, (iii) any representation, warranty, document, certificate, report or statement made therein or furnished thereunder or in connection therewith, (iv) the adequacy of any collateral now or hereafter securing the Obligations or the existence, priority or perfection of any Lien now or hereafter granted or purported to be granted on the collateral under any Credit Document, or (v) observation of or compliance with any of the terms, covenants or conditions of any Credit Document on the part of the General Partner or any Company. EACH LENDER AGREES TO INDEMNIFY THE ADMINISTRATIVE AGENT AND ITS REPRESENTATIVES AND HOLD THEM HARMLESS FROM AND AGAINST (BUT LIMITED TO SUCH LENDER’S COMMITMENT PERCENTAGE OF) ANY AND ALL LIABILITIES, OBLIGATIONS, LOSSES, DAMAGES, PENALTIES, ACTIONS, JUDGMENTS, SUITS, COSTS, REASONABLE EXPENSES AND REASONABLE DISBURSEMENTS OF ANY KIND OR NATURE WHATSOEVER THAT MAY BE IMPOSED ON, ASSERTED AGAINST OR INCURRED BY THEM IN ANY WAY RELATING TO OR ARISING OUT OF THE CREDIT DOCUMENTS OR ANY ACTION TAKEN OR OMITTED BY THEM UNDER THE CREDIT DOCUMENTS IF THE ADMINISTRATIVE AGENT AND ITS REPRESENTATIVES ARE NOT REIMBURSED FOR SUCH AMOUNTS BY ANY COMPANY. ALTHOUGH

THE ADMINISTRATIVE AGENT AND ITS REPRESENTATIVES HAVE THE RIGHT TO BE INDEMNIFIED UNDER THIS AGREEMENT BY THE LENDERS FOR ITS OR THEIR OWN ORDINARY NEGLIGENCE, THE ADMINISTRATIVE AGENT AND ITS REPRESENTATIVES DO NOT HAVE THE RIGHT TO BE INDEMNIFIED UNDER THIS AGREEMENT FOR ITS OR THEIR OWN GROSS NEGLIGENCE OR WILLFUL MISCONDUCT.
     SECTION 13.6. Event of Default.
     If an Event of Default has occurred and is continuing, the Lenders agree to promptly confer in order that the Required Lenders or the Lenders, as the case may be, may agree upon a course of action for the enforcement of the Rights of the Lenders. The Administrative Agent is entitled to act or refrain from taking any action (without incurring any liability to any Person for so acting or refraining) unless and until it has received instructions from the Required Lenders. In actions with respect to any Company’s property, the Administrative Agent is acting for the ratable benefit of each Lender.
     SECTION 13.7. Limitation of Liability.
     No Lender or any Participant will incur any liability to any other Lender or Participant except for acts or omissions in bad faith, and neither the Administrative Agent nor any Lender or Participant will incur any liability to any other Person for any act or omission of any other Lender or any Participant.
     SECTION 13.8. Other Agents.
     SunTrust Robinson Humphrey, Inc. and J. P. Morgan Securities Inc. are named on the cover page as “Joint Lead Arrangers” and “Joint Bookrunners” but do not, in such capacities, and nor does JPMorgan Chase Bank, N.A., as Syndication Agent, in such capacity, assume any responsibility or obligation under this Agreement for syndication, documentation, servicing, enforcement or collection of any part of the Obligations, nor any other duties, as agent for the Lenders.
     SECTION 13.9. Relationship of Lenders.
     The Credit Documents do not create a partnership or joint venture among the Administrative Agent and the Lenders or among the Lenders.
     SECTION 13.10. Benefits of Agreement.
     None of the provisions of this Article XIII inure to the benefit of any Company or any other Person except the Administrative Agent and the Lenders. Therefore, no Company or any other Person is responsible or liable for, entitled to rely upon or entitled to raise as a defense, in any manner whatsoever, the failure of the Administrative Agent or any Lender to comply with these provisions.

ARTICLE XIV
MISCELLANEOUS
     SECTION 14.1. Nonbusiness Days.
     Any payment or action that is due under any Credit Document on a non-Business Day may be delayed until the next succeeding Business Day (but interest accrues on any payment until it is made). If, however, the payment concerns a LIBOR Rate Borrowing and if the next succeeding Business Day is in the next calendar month, then that payment must be made on the next preceding Business Day.
     SECTION 14.2. Communications.
     Unless otherwise specified, any communication from one party to another under any Credit Document must be in writing (which may be by fax) to be effective and will be deemed to have been given (a) if by fax, when transmitted to the appropriate fax number (which, without affecting the date when deemed given, must be promptly confirmed by telephone) or (b) if by any other means, when actually delivered; provided, further, that any such communication to a Company from any Person that is not a Company shall be deemed made to that Company only if it is sent to the Borrower or, if other than the Borrower, to such Company in care of the Borrower. Until changed by notice under this Agreement, the address, fax number and telephone number for the Borrower, the Administrative Agent, and the Lenders are stated beside their respective signatures to this Agreement.
     SECTION 14.3. Form and Number.
     The form, substance and number of counterparts of each writing to be furnished under this Agreement must be satisfactory to the Administrative Agent and the Borrower.
     SECTION 14.4. Exceptions.
     An exception to any Credit Document covenant or agreement does not permit violation of any other Credit Document covenant or agreement.
     SECTION 14.5. Survival.
     All Credit Document provisions survive all closings and are not affected by any investigation by any party.
     SECTION 14.6. Governing Law.
     Unless otherwise specified, each Credit Document shall be governed by, and construed in accordance with, the law of the State of New York and the United States of America.
     SECTION 14.7. Invalid Provisions.
     If any provision of a Credit Document is judicially determined to be unenforceable, then all other provisions of it remain enforceable. If the provision determined to be unenforceable is a material part of that Credit Document, then, to the extent lawful, it shall be replaced by a judicially-construed provision that is enforceable but otherwise as similar in substance and content to the original provision as the context of it reasonably allows.
     SECTION 14.8. Amendments, Supplements, Waivers, Consents and Conflicts.
     (a) All Lenders. Any amendment or supplement to, or waiver or consent under, any Credit Document that purports to accomplish any of the following must be by a writing executed by the Borrower and executed (or approved in writing, as the case may be) by all the Lenders: (i) extends the due date for, decreases the amount or rate of calculation of or waives the late or non-payment of, any scheduled payment or mandatory prepayment of principal or interest of any of the Obligations or any fees payable ratably to the Lenders under the Credit Documents, except, in each case, any adjustments or reductions that are contemplated by any Credit Document; (ii) changes the definition of “Commitment”, “Commitment Percentage”, “Default Percentage” or “Required Lenders”, (iii) fully or partially releases or amends any Guaranty (other than a release of any Guaranty by a Subsidiary that then is not a Significant Subsidiary, which may be approved by such Required Lenders), except, in each case, as expressly provided by any Credit Document or as a result of a merger, consolidation or dissolution expressly permitted in the Credit Documents; (v) consents to any assignment by the Borrower under Section 14.10(a); or (vi) changes this clause (a) or any other matter specifically requiring the consent of all the Lenders under any Credit Document; provided further, that any amendment or supplement to, or waiver or consent under, any Credit Document that purports to increase or extend any part of any Lender’s Commitment must be by a writing executed by the Borrower and executed (or approved in writing, as the case may be) by such Lender. Notwithstanding anything contained herein to the contrary, this Agreement may be amended and restated without the consent of any Lender or the Administrative Agent if, upon giving effect to such amendment and restatement, such Lender or the Administrative Agent, as the case may be, shall no longer be a party to this Agreement (as so amended and restated) or have any Commitment or other obligation hereunder and shall have been paid in full all amounts payable hereunder to such lender or the Administrative Agent, as the case may be.
     (b) The Administrative Agent. Any amendment or supplement to, or waiver or consent under, any Credit Document that purports to accomplish any of the following must be by a writing executed by the Borrower and executed (or approved in writing, as the case may be) by the Administrative Agent: (i) extends the due date for, decreases the amount or rate of calculation of, or waives the late or non-payment of, any fees payable to the Administrative Agent under any Credit Document, except, in each case, any adjustments or reductions that are contemplated by any Credit Document; (ii) increases the Administrative Agent’s obligations beyond its agreements under any Credit Document; or (iii) changes this clause (b) or any other matter specifically requiring the consent of the Administrative Agent under any Credit Document.
     (c) Intentionally Omitted.
     (d) The Required Lenders. Except as specified above (i) the provisions of this Agreement may be amended and supplemented, and waivers and consents under it may be given, in writing executed by the Borrower, the Required Lenders and the Administrative Agent, if

applicable, and otherwise supplemented only by documents delivered in accordance with the express terms of this Agreement, and (ii) each other Credit Document may only be amended and supplemented, and waivers and consents under it may be given, in a writing executed by the parties to that Credit Document that is also executed or approved by the Required Lenders and the Administrative Agent, if applicable, and otherwise supplemented only by documents delivered in accordance with the express terms of that other Credit Document.
     (e) Waivers. No course of dealing or any failure or delay by the Administrative Agent, any Lender or any of their respective Representatives with respect to exercising any Right of the Administrative Agent or any Lender under any Credit Document operates as a waiver of that Right. A waiver must be in writing and signed by the parties otherwise required by this Section 14.8 to be effective and will be effective only in the specific instance and for the specific purpose for which it is given.
     (f) Conflicts. Although this Agreement and other Credit Documents may contain additional and different terms and provisions, any conflict or ambiguity between the express terms and provisions of this Agreement and express terms and provisions in any other Credit Document is controlled by the express terms and provisions of this Agreement.
     SECTION 14.9. Counterparts.
     Any Credit Document may be executed in a number of identical counterparts (including, at the Administrative Agent’s discretion, counterparts or signature pages executed and transmitted by fax) with the same effect as if all signatories had signed the same document. All counterparts must be construed together to constitute one and the same instrument. Certain parties to this Agreement may execute multiple signature pages to this Agreement as well as one or more complete counterparts of it, and the Borrower and the Administrative Agent are authorized to execute, where applicable, those separate signature pages and insert them, along with signature pages of other parties to this Agreement, into one or more complete counterparts of this Agreement that contain signatures of all parties to it.
     SECTION 14.10. Parties.
     (a) Parties and Beneficiaries. Each Credit Document binds and inures to the parties to it and each of their respective successors and permitted assigns. Only those Persons may rely upon or raise any defense about this Agreement. No Company may assign or transfer any Rights or obligations under any Credit Document without first obtaining the consent of all the Lenders, and any purported assignment or transfer without the consent of all the Lenders is void.
     (b) Relationship of Parties. The relationship between (x) each Lender and (y) each Company is that of creditor/secured party and obligor, respectively. Financial covenant and reporting provisions in the Credit Documents are intended solely for the benefit of each Lender to protect its interest as a creditor/secured party. Nothing in the Credit Documents may be construed as (i) permitting or obligating any Lender to act as a financial or business advisor or consultant to any Company, (ii) permitting or obligating or any Lender to control any Company or conduct its operations, (iii) creating any fiduciary obligation of any Lender to any Company, or (iv) creating any joint venture, agency or other relationship between the parties except as expressly specified in the Credit Documents.
     (c) Participations. Any Lender may (subject to the provisions of this section, in accordance with applicable Legal Requirement, in the ordinary course of its business, at any time, and with notice to the Borrower) sell to one or more Persons (each a “Participant”) participating interests in its portion of the Obligations so long as the minimum amount of such participating interest is $5,000,000. The selling Lender remains a “Lender” under the Credit Documents, the Participant does not become a “Lender” under the Credit Documents, and the selling Lender’s obligations under the Credit Documents remain unchanged. The selling Lender remains solely responsible for the performance of its obligations and remains the holder of its share of the Borrowings for all purposes under the Credit Documents. The Borrower and the Administrative Agent shall continue to deal solely and directly with the selling Lender in connection with that Lender’s Rights and obligations under the Credit Documents, and each Lender must retain the sole right and responsibility to enforce due obligations of the Companies. Participants have no Rights under the Credit Documents except as provided in the except clause of the last sentence of this Section 14.10(c). Subject to the following, each Lender may obtain (on behalf of its Participants) the benefits of Article 3 with respect to all participations in its part of the Obligations outstanding from time to time so long as the Borrower is not obligated to pay any amount in excess of the amount that would be due to that Lender under Article 3 calculated as though no participations have been made. No Lender may sell any participating interest under which the Participant has any Rights to approve any amendment, modification or waiver of any Credit Document except as to matters in Section 14.8(a)(i) and (ii).
     (d) Assignments. Each Lender may make assignments to any Federal Reserve Bank, provided that any related costs, fees and expenses incurred by such Lender in connection with such assignment or the re-assignment back to it free of any interests of the Federal Reserve Bank, shall be for the sole account of Lender. Each Lender may also assign to one or more assignees (each an “Assignee”) all or any part of its Rights and obligations under the Credit Documents so long as (i) the assignor Lender and Assignee execute and deliver to the Administrative Agent and the Borrower for their consent and acceptance (that may not be unreasonably withheld in any instance and is not required by the Borrower if an Event of Default has occurred and is continuing) an assignment and assumption agreement in substantially the form of Exhibit E (an “Assignment”) and pay to the Administrative Agent a processing fee of $3500 (which payment obligation is the sole liability, joint and several, of that Lender and Assignee), (ii) the assignment must be for a minimum total Commitment of $5,000,000 (unless such assigning Lender’s total Commitment is less than $5,000,000, then such assignment shall not be less than such Lender’s total Commitment), and, if the assignor Lender retains any Commitment, it must be a minimum total Commitment of $10,000,000, and (iii) the conditions for that assignment set forth in the applicable Assignment are satisfied. The Effective Date in each Assignment must (unless a shorter period is agreed to by the Borrower and the Administrative Agent) be at least five Business Days after it is executed and delivered by the assignor Lender and the Assignee to the Administrative Agent and the Borrower for acceptance. Once such Assignment is accepted by the Administrative Agent and the Borrower, and subject to all of the following occurring, then, on and after the Effective Date stated in it (A) the Assignee automatically shall become a party to this Agreement and, to the extent provided in that Assignment, shall have the Rights and obligations of a Lender under the Credit Documents, (B)

in the case of an Assignment covering all of the remaining portion of the assignor Lender’s Rights and obligations under the Credit Documents, the assignor Lender shall cease to be a party to the Credit Documents, (C) the Borrower shall, upon request, execute and deliver to the assignor Lender and the Assignee the appropriate Notes in accordance with this Agreement following the transfer, (D) upon any delivery of Notes under clause (C), the assignor Lender shall return to the Borrower any Notes previously delivered to that Lender under this Agreement, and (E) Schedule 2 shall be automatically amended to reflect the name, address, telecopy number and Commitment of the Assignee and the remaining Commitment (if any) of the assignor Lender, and the Administrative Agent shall prepare and circulate to the Borrower and the Lenders an amended Schedule 2 reflecting those changes. Notwithstanding the foregoing, no Assignee may be recognized as a party to the Credit Documents (and the assignor Lender shall continue to be treated for all purposes as the party to the Credit Documents) with respect to the Rights and obligations assigned to that Assignee until the actions described in clauses (C) and (D) have occurred. The Obligation is registered on the books of the Borrower as to both principal and any stated interest, and transfers of (as opposed to participations in) principal of and interest on the Obligations may be made only in accordance with this Section.
     SECTION 14.11. Venue, Service of Process and Jury Trial.
     THE BORROWER IN EACH CASE FOR ITSELF AND ITS SUCCESSORS AND ASSIGNS, IRREVOCABLY (A) SUBMITS TO THE NONEXCLUSIVE JURISDICTION OF THE STATE AND FEDERAL COURTS IN NEW YORK, (B) WAIVES, TO THE FULLEST EXTENT LAWFUL, ANY OBJECTION THAT IT MAY NOW OR IN THE FUTURE HAVE TO THE LAYING OF VENUE OF ANY LITIGATION ARISING OUT OF OR IN CONNECTION WITH ANY CREDIT DOCUMENT AND THE OBLIGATIONS BROUGHT IN ANY STATE COURT IN THE CITY OF NEW YORK, NEW YORK OR IN ANY UNITED STATES DISTRICT COURT IN THE STATE OF NEW YORK, (C) WAIVES ANY CLAIMS THAT ANY LITIGATION BROUGHT IN ANY OF THE FOREGOING COURTS HAS BEEN BROUGHT IN AN INCONVENIENT FORUM, (D) CONSENTS TO THE SERVICE OF PROCESS OUT OF ANY OF THOSE COURTS IN ANY LITIGATION BY THE MAILING OF COPIES OF THAT PROCESS BY CERTIFIED MAIL, RETURN RECEIPT REQUESTED, POSTAGE PREPAID, BY HAND DELIVERY OR BY DELIVERY BY A NATIONALLY-RECOGNIZED COURIER SERVICE, AND SERVICE SHALL BE DEEMED COMPLETE UPON DELIVERY OF THE LEGAL PROCESS AT ITS ADDRESS FOR PURPOSES OF THIS AGREEMENT, (E) AGREES THAT ANY LEGAL PROCEEDING AGAINST ANY PARTY TO ANY CREDIT DOCUMENT ARISING OUT OF OR IN CONNECTION WITH THE CREDIT DOCUMENTS OR THE OBLIGATIONS MAY BE BROUGHT IN ONE OF THE FOREGOING COURTS, AND (F) IRREVOCABLY WAIVES TO THE FULLEST EXTENT PERMITTED BY LAW ITS RESPECTIVE RIGHTS TO A JURY TRIAL OF ANY CLAIM OR CAUSE OF ACTION BASED UPON OR ARISING OUT OF ANY CREDIT DOCUMENT. The scope of each of the foregoing waivers is intended to be all encompassing of any and all disputes that may be filed in any court and that relate to the subject matter of this transaction, including, without limitation, contract claims, tort claims, breach of duty claims and all other common law and statutory claims. THE BORROWER ACKNOWLEDGES THAT THESE WAIVERS ARE A MATERIAL INDUCEMENT TO THE ADMINISTRATIVE AGENT’S AND EACH LENDER’S AGREEMENT TO

ENTER INTO A BUSINESS RELATIONSHIP, THAT THE ADMINISTRATIVE AGENT AND EACH LENDER HAVE ALREADY RELIED ON THESE WAIVERS IN ENTERING INTO THIS AGREEMENT, AND THAT THE ADMINISTRATIVE AGENT AND EACH LENDER WILL CONTINUE TO RELY ON EACH OF THESE WAIVERS IN RELATED FUTURE DEALINGS. THE BORROWER FURTHER WARRANTS AND REPRESENTS THAT IT HAS REVIEWED THESE WAIVERS WITH ITS LEGAL COUNSEL, AND THAT IT KNOWINGLY AND VOLUNTARILY AGREES TO EACH WAIVER FOLLOWING CONSULTATION WITH LEGAL COUNSEL. The waivers in this section are irrevocable, meaning that they may not be modified either orally or in writing, and these waivers apply to any future renewals, extensions, amendments, modifications or replacements in respect of the applicable Credit Document. In connection with any Litigation, this Agreement may be filed as a written consent to a trial by the court.
     SECTION 14.12. Non-Recourse to the General Partner; Separateness.
     Neither the General Partner nor any director, officer, employee, stockholder, member, manager or agent of the General Partner shall have any liability for any obligations of the Borrower or any other Company under this Agreement or any other Credit Document or for any claim based on, in respect of or by reason of, such obligations or their creation, including any liability based upon or arising by operation of law as a result of, the status or capacity of the General Partner as the “general partner” of the Borrower or any other Company. By executing this Agreement, the Administrative Agent and each Lender expressly waives and releases all such liability.
     The Administrative Agent and each Lender hereby acknowledges and affirms (i) its reliance on the separateness of the Borrower and the General Partner from each other and from other Persons, including Enterprise GP Holdings L.P. (“EPE”), EPCO, Inc. and other Affiliates of EPCO, Inc., (ii) that other creditors of the Borrower, the General Partner or EPE have likely advanced funds to such Persons in reliance upon the separateness of the Borrower, the General Partner and EPE from each other and from other Persons, (iii) that each of the Borrower, the General Partner and EPE have assets and liabilities that are separate from those of each other and from other Persons, (iv) that the Borrowings and other obligations owing under this Agreement, the Notes and documents related hereto or thereto have not been guaranteed by any Person other than the Guarantors, and (v) that, except as other Persons may expressly assume or guarantee this Agreement, the Notes or any documents related hereto or thereto or any of the Borrowings or other obligations thereunder, the Administrative Agent and Lenders shall look solely to the Borrower, and, pursuant to the Guaranty, the Guarantors, and their respective property and assets, and any property pledged as collateral with respect hereto or thereto, for the repayment of any amounts payable pursuant hereto or thereto and for satisfaction of any obligations owing to the Administrative Agent and the Lenders hereunder or thereunder and that none of the General Partner, EPE, EPCO, Inc. or any other Affiliate of EPCO, Inc. is personally liable for any amounts payable or any liability hereunder or thereunder.
     SECTION 14.13. Confidentiality.
     The Administrative Agent and each Lender agrees (on behalf of itself and each of its Affiliates, and its and each of their respective Representatives) to keep and maintain any non-

public information supplied to it by or on behalf of any Company which is identified as being confidential and shall not use any such information for any purpose other than in connection with the administration or enforcement of this transaction. However, nothing herein shall limit the disclosure of any such information (a) to the extent required by Legal Requirement, (b) to counsel of the Administrative Agent or any Lender in connection with the transactions provided for in this Agreement, (c) to bank examiners, auditors and accountants, or (d) any actual or prospective Assignee or Participant or any actual or prospective counterparty (or its advisors) to any swap, securitization or derivative transactions referenced to the credit or other risks or events arising under this Agreement so long as such Assignee, Participant or counterparty (and its advisors), as the case may be, first enters into a confidentiality agreement with the Administrative Agent or such Lender. Notwithstanding anything contained herein to the contrary, the parties agree that this Agreement does not limit the ability of any party hereto (or any employee, representative, or other agent of such party) to disclose to any Person, without limitation of any kind, the tax treatment and tax structure of the transactions contemplated by this Agreement and all materials of any kind (including opinions or other tax analyses) that are provided to such party relating to such tax treatment and tax structure; provided, however, the foregoing is not intended to waive the attorney-client privilege or any other privileges, including the tax advisor privilege under Section 7525 of the Internal Revenue Code of 1986, as amended from time to time.
     SECTION 14.14. Patriot Act.
     Each Lender hereby notifies the Borrower that pursuant to the requirements of the USA Patriot Act, Title III of Pub. L. 107-56 (signed into law October 26, 2001) (the “Patriot Act”), it and its Affiliates are required to obtain, verify and record information that identifies the Borrower, which information includes the name, address, tax identification number and other information regarding the Borrower that will allow identification of the Borrower in accordance with the Patriot Act. This notice is given in accordance with the requirements of the Patriot Act and is effective for each Lender and its Affiliates.
     SECTION 14.15. Entirety.
     THE CREDIT DOCUMENTS AND THE FEE LETTER REPRESENT THE FINAL AGREEMENT AMONG THE BORROWER, THE LENDERS AND THE ADMINISTRATIVE AGENT WITH RESPECT TO SUBJECT MATTER SET FORTH THEREIN AND MAY NOT BE CONTRADICTED BY EVIDENCE OF PRIOR, CONTEMPORANEOUS OR SUBSEQUENT ORAL AGREEMENTS OF THE PARTIES. THERE ARE NO UNWRITTEN ORAL AGREEMENTS BETWEEN THE PARTIES.
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     EXECUTED as of the date first stated in this Agreement.

TEPPCO PARTNERS, L.P., as Borrower

By:	TEXAS EASTERN PRODUCTS
PIPELINE COMPANY, LLC, as General
Partner

	By:	/s/ William G. Manias

Name: William G. Manias
Title: Vice President and Chief
Financial Officer

303 Peachtree Street, N.E., 4th Floor	SUNTRUST BANK, as Administrative
Atlanta, GA 30308	Agent and Lender
Attn: David J. Edge
	By:	/s/ David J. Edge

Phone: 404-827-6735		Name:	David J. Edge
Fax: 404-827-6270		Title:	Managing Director

c/o J.P. Morgan Securities Inc.	JPMORGAN CHASE BANK, N.A.,
10 South Dearborn, 9th Floor	as Syndication Agent and Lender
Chicago, IL 60603

Attn: Kenneth J. Fatur	By:	/s/ Kenneth J. Fatur

		Name:	Kenneth J. Fatur
Phone: 312-732-1738		Title:	Senior Vice President
Fax: 312-732-1762

677 Washington Blvd.	UBS LOAN FINANCE LLC,
Stamford, CT 06901	as Lender

Attn: Iris Choi
	By:	/s/ Irja R. Otsa

Phone: 203-719-0678		Name: Irja R. Otsa
Fax: 203-719-3888		Title: Associate Director

	By:	/s/ Mary E. Evans

Name: Mary E. Evans
Title: Associate Director

Wachovia Bank, National Association	WACHOVIA BANK, NATIONAL
301 S. College St. NC 5562	ASSOCIATION,
Charlotte, NC 28288	as Lender

Attn: Shannon Townsend
	By:	/s/ Shannon Townsend

Phone: 704-393-0580		Name: Shannon Townsend
Fax: 704-383-6647		Title: Director